Exhibit 10.1

Execution Copy

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

EQUINOX RESORT

MANCHESTER VILLAGE, VERMONT

By and Between

HEI EQUINOX LLC,
a Delaware limited liability company

(“Seller”)

and

CWI MANCHESTER HOTEL, LLC,
a Delaware limited liability company

(“Purchaser”)

December 11, 2015

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

(i)

(ii)

Section 17.9	Amendments to Agreement	60
Section 17.10	Governing Law	61
Section 17.11	Jurisdiction	61
Section 17.12	Jury Trial Waiver	61
Section 17.13	Successors and Assigns	61
Section 17.14	No Agreement Until Execution	61
Section 17.15	Recording	61
Section 17.16	Exclusivity	61

ARTICLE XVIII GENERAL ESCROW PROVISIONS		61
Section 18.1	General Escrow Provisions	61

Exhibit A:	Excluded Assets
Exhibit B:	Land
Exhibit C:	Pending or Threatened Litigation
Exhibit D:	Schedule of Leases and Related Matters
Exhibit E:	Ongoing Tax Appeals
Exhibit F:	Hotel Contracts and Related Matters
Exhibit G:	Form of Deed
Exhibit H:	Form of Bill of Sale
Exhibit I:	Form of Assignment and Assumption Agreement
Exhibit J:	Form of Certification of Non-Foreign Status
Exhibit K:	Form of 1099 Designation
Exhibit L:	Allocation of Transaction Costs and Expenses
Exhibit M:	Permitted Exceptions
Exhibit N:	Documents and Financial Information Required by McGladrey
Exhibit O:	Form of Audit Representation Letter
Exhibit P:	Diligence Material
Exhibit Q:	Violations of Legal Requirements
Exhibit R:	Material Permits
Exhibit S:	Ongoing Capital Improvements
Exhibit T:	Employee Census
Exhibit U:	Form of Estoppel
Exhibit V-1:	Comp Certificates
Exhibit V-2:	Golf Certificates
Exhibit V-3:	Gift Cards
Exhibit W:	Material Franchise Terms
Exhibit X:	Purchase Price Allocation

(iii)

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”), dated as of December 11, 2015 (the “Effective Date”), is entered into by and between HEI EQUINOX LLC, a Delaware limited liability company (“Seller”), and CWI MANCHESTER HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.                                Seller is the owner of the Land and the Improvements commonly referred to as the Equinox Resort and located in Manchester Village, Vermont, the Hotel, the Fixtures and Tangible Personal Property, Operating Equipment, Consumables, Inventory, Intellectual Property and Miscellaneous Hotel Assets (each as hereinafter defined).

B.                                 Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1                       Definitions.

Account Cash:  The balances of all cash and securities and other instruments held by Seller or by Manager or for the benefit of Seller or the Property and deposited, held or contained in any account, bank or vault and/or any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any lender on the Property, all of which are owned and to be retained by Seller or any Affiliate of Seller, but not including Cash on Hand.

Accounts Receivable:  All amounts properly due and payable from the operation of the Hotel and which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided at the Hotel, but expressly excluding items of income otherwise prorated pursuant to Article VII.

Accrued Vacation Pay: The monetary value of any vacation days earned and accrued by the Employees as of the time in question (computed by reference to, as applicable, the rate of the salaries and wages earned by such Employees as of the time in question), under and in accordance with Manager’s employment policies (including all employment taxes with respect thereto).

Additional Deposit:  Shall have the meaning given to it in Section 3.1(a).

Additional Hotel Components: The hotel amenities, services and programs evidenced by the Driving School Agreement, the Falconry School Agreement, the Orvis Agreement, and Golf Agreement.

Affiliate:  With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person.  For purposes hereof, the term “control” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement:  This Agreement for Sale and Purchase of Hotel, including the exhibits attached hereto and made a part hereof.

Allocation:  Shall have the meaning given to it in Section 3.1.

Anti-Terrorism Order:  Shall have the meaning given to it in Section 5.1(n).

Assignment and Assumption Agreement:  Shall have the meaning given to it in Section 6.3(c).

Audit Representation Letter: Shall have the meaning given to it in Section 4.10.

Bill of Sale: Shall have the meaning given to it in Section 6.3(b).

Bookings:  Agreements and/or reservations for the use or occupancy of guest rooms or meeting and banquet facilities or other facilities of the Hotel, including any agreements and/or reservations for any special events, off-site catering by the Hotel, or other services to be provided at or by the Hotel, in each case, for any time after the Cut Off Time, including all deposits held by or on behalf of Seller with respect thereto.

Books and Records:  All books, records and files relating to the Property owned by Seller and in its or its Manager’s possession, including, but not limited to, plans, specifications, drawings, blueprints, surveys, Hotel Guest Data, operating reports and environmental reports, and the Master Plan; excluding, however, appraisals, internal valuations and projections, attorney-client communications and other reports, records and files that customarily would be considered confidential or privileged as well as any confidential or proprietary books, records, files or materials of Manager, including, but not limited to, employee files, guest histories, profiles and other similar data which is proprietary and which is developed and maintained by Manager.

Breach Notice: Shall have the meaning given to it in Section 5.3.

Broker:  Shall have the meaning given to it in Section 14.1(b).

Business Day:  All days of the year except Saturdays, Sundays and holidays recognized by the Federal Reserve Bank of New York.

Cap:  Shall have the meaning given to it in Section 5.3.

Cash On Hand:  Any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash.

Closing:  The consummation of the transaction contemplated by this Agreement.

Closing Date:  January 28, 2016, as the same may be extended in accordance with the express terms of this Agreement.

Closing Extension Deposit:  Shall have the meaning given to it in Section 6.1.

Closing Statements:  Shall have the meaning given to it in Section 7.1(m).

Code:  The Internal Revenue Code of 1986, together with all rules, regulations and official guidance promulgated thereunder.

Compensation:  All salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued and payable to the Employees, including, without limitation, any (i) bonus or incentive compensation and (ii) any health, welfare and other benefits provided to the Employees under the Employee Benefit Plans, and employer contributions to, and amounts paid or accrued under, the Employee Benefit Plans for the benefit of the Employees.

Conservation Agreement:  That certain Conservation Easement dated June 20, 1995 between Seller and The Nature Conservancy.

Consumables:  All of the following used in connection with the ownership or operation of the Property, whether now located at the Real Property, stored offsite or ordered for the benefit of the Property: food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, guestroom and housekeeping supplies, including soap, shampoo, cleaning materials and matches; stationery and printing supplies; and other consumable supplies of all kinds, in each case, whether opened or unopened, partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, subject to such depletion and restocking as shall occur and be made in the normal course of business, excluding, however, (i) Operating Equipment and (ii) all items of personal property owned by Space Lessees, Manager, guests, Employees or persons furnishing food or services to the Hotel (other than Seller, unless denominated as an Excluded Asset under this Agreement).

Cut Off Time:  12:01 A.M. Manchester Village, Vermont Time on the Closing Date.

Deductible:  Shall have the meaning given to it in Section 5.3.

Deed:  Shall have the meaning given to it in Section 6.3(a).

Deposit:  Shall have the meaning given to it in Section 3.1(a).

Designee:  Shall have the meaning given to it in Section 16.1.

Driving School Agreement:  Shall have the meaning given to it in Section 4.11.

Due Diligence:  Shall have the meaning given to it in Section 4.1.

Effective Date:  Shall have the meaning given to it in the Introductory Paragraph.

Employee(s):  Prior to the Closing Date, all persons employed by Manager or any Affiliate of Manager, and from and after the Closing Date, all persons employed by Purchaser or its designee or management company, in each case, for the purpose of operating the Hotel, pursuant to the Management Agreement or Employment Contracts or otherwise.

Employee Benefit Plans:  All Employee Benefit Plans, as that term is defined in Section 3(3) of ERISA and all other written severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare, profit sharing or deferred compensation plans, or other employee benefit policies, programs, agreements or arrangements of any kind maintained by or contributed to by Seller or Manager on behalf of any of the Employees.

Employee Welfare Plan:  An “employee welfare benefit plan” as defined in ERISA Section 3(1), whether or not subject to ERISA.

Employment Contract(s):  Those contracts and agreements, oral or written, with all or any of the Employees of Manager or any Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, union agreements and employee handbooks.

Environmental Laws:  Any federal, state and local laws, statutes, ordinances, rules, regulations (including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.) and the applicable provisions of all applicable state and local statutes, as amended from time to time, and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment.

Equipment Leases:  All leases, agreements, financings or other arrangements pursuant to which Seller leases or rents equipment, machinery, tools, devices or other such items for use in connection with its ownership and operation of the Hotel.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Escrow:  The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement.

Escrow Company:  First Nationwide Title Agency, LLC.

Excluded Assets:  Those assets, if any, listed on Exhibit A to this Agreement, the Accounts Receivables, the Account Cash and any reserve for the replacement of fixtures, furnishings and equipment, as well as any other reserves held by any lender of Seller or related to the Property, all of which are owned and to be retained by Seller or any Affiliate of Seller.

Extension Notice:  Shall have the meaning given to it in Section 4.9.

Falconry School Agreement:  Shall have the meaning given to it in Section 4.11.

FDD:  Shall have the meaning given to it in Section 4.9.

Final Closing Statement:  Shall have the meaning given to it in Section 7.1(m).

Fixtures and Tangible Personal Property:  All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, and other articles of personal property now located on or about the Real Property and used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business, excluding, however:  (i) Consumables and Inventory; (ii) Operating Equipment; (iii) equipment subject to Equipment Leases; (iv) property owned or leased by Space Lessees, Manager, guests, employees, or other persons furnishing goods or services to the Hotel (other than Seller, unless denominated as an Excluded Asset); (v) Improvements; and (vi) Excluded Assets.

Form Estoppel: Shall have the meaning given to it in Section 4.11.

Franchise Agreement:  That certain License Agreement, dated as of June 24, 2008, by and between Seller and Franchisor, as amended by that certain First Amendment to License Agreement, dated May 15, 2009.

Franchisor:  The Sheraton LLC.

Franchisor Approval: Shall have the meaning given to it in Section 4.9.

GAAP:  Shall have the meaning given to it in Section 4.10.

Golf Agreement:  Shall have the meaning given to it in Section 4.11.

Hazardous Substances:  Any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

Hotel:  Collectively, the hotel known as the Equinox Resort, which is comprised of One Hundred Fifty (150) guest rooms and the hotel known as the Inns at Equinox, which is comprised of Forty-Five (45) guest rooms, together with approximately seventeen thousand seven hundred eighty-four (17,784) square feet of meeting/ballroom space, a thirteen thousand (13,000) square foot spa and fitness facility, the bars and restaurants commonly known as Chop House Steakhouse, Marsh Tavern, Colonnade Dining Room, Dormy Grill and Falcon Bar, respectively, the Additional Hotel Components and all related facilities and the lodging, food and beverage, and other businesses and activities related thereto and conducted at such hotel.

Hotel Contracts:  All of Seller’s right, title and interest to all service contracts, maintenance contracts, purchase orders, licensing agreements, Equipment Leases and other contracts or agreements and any amendments thereto, including, but not limited to, to the extent assignable, the Driving School Agreement, the Falconry School Agreement, the Orvis Agreement and the Golf Agreement, with respect to the ownership, maintenance, operation, provisioning or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment, to the extent such contracts are transferable and/or the parties obtain any consent necessary to effectuate such transfer, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, (iv) the Employee Benefit Plans, (v) the Franchise Agreement, (vi) the Potential Development Agreement and (vii) the Management Agreement.

Hotel Guest Data:  All guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller or Manager, however obtained or derived, all of which shall be conveyed to Purchaser as provided herein, provided that Seller shall be entitled to retain a copy of all such Hotel Guest Data.

Improvements:  The buildings, structures (surface and sub-surface) and other improvements located on the Land, including such fixtures as shall constitute real property, except to the extent such fixtures constitute Excluded Assets.

Indemnified Losses: Shall have the meaning given to it in Section 9.1(c).

Indemnified Party:  Shall have the meaning given to it in Section 5.5.

Indemnitees:  A party’s or its Affiliates’ partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, attorneys and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, members, managers, advisors and other agents and shareholders.

Indemnitor:  Shall have the meaning given to it in Section 5.5.

Initial Deposit:  Shall have the meaning given to it in Section 3.1(a).

Inspection Period:  Shall have the meaning given to it in Section 4.1.

Intellectual Property:  Any assignable or otherwise transferable trademarks, intangibles, trade names, service marks, symbols, logos and other intellectual property rights owned or assignable by Seller and used in connection with the ownership and operation of the Property, including, without limitation, all of Seller’s right, title and interest, if any, to the name “Equinox Resort”, “Chop House Steakhouse”, “Marsh Tavern”, “Colonnade Dining Room”, “Dormy Grill” and “Falcon Bar”.

Inventory:  All articles of personal property now located at the Real Property and held for resale to customers in the ordinary course of business including, without limitation, any inventory or merchandise held for resale in any gift shop, golf shop, newsstand or similar retail outlet in the Hotel that is operated by Manager or any third party operator at the Hotel (i.e., Troon Golf L.L.C.), to the extent not owned by such third party operator, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, excluding, however:  (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment; (iv) equipment subject to Equipment Leases; (v) any property owned by Manager, guests, employees, Space Lessees or other persons furnishing goods or services to the Hotel (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset); and (vi) Improvements.

IRS:  Shall have the meaning given to it in Section 16.1.

IT Systems:  All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of any applicable third party license agreement), to the extent such equipment and systems are transferable if they are the subject of a third party license agreement or the parties obtain any consent necessary to effectuate such transfer, and excluding any such computer hardware, telecommunications and information technology systems or computer software that are Excluded Assets.

Land:  The parcel of real estate owned by Seller, which parcel is described in Exhibit B, together with all appurtenant easements and any rights, title, and interest, in each case, if any, of Seller in and to all land lying in any street, alley, road or avenue, open or proposed, in front of or adjoining said Land, to the centerline thereof, all of Seller’s right, title and interest (if any) in and to water, minerals, oil, gas and other hydrocarbon substances on and under said Land and all right, title, and interest, if any, of Seller in and to any award made or to be made in lieu thereof.

Legal Requirements:  All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Hotel or the Property, or the operation of the Hotel or Property.

Liabilities:  Any and all liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency or any third party, and any and all reasonable attorneys’, consultants’ and expert witness fees and expenses.

Liquor License:  Any and all licenses and permits held by Seller, Manager or any of their respective Affiliates, required by any applicable governmental authorities for the sale and consumption of alcoholic beverages at the Hotel.

Management Agreement:  That certain Hotel Management Agreement, dated as of March 21, 2007, by and between Seller and Manager, as amended, pursuant to which Manager manages and operates the Hotel.

Manager: Merritt Hospitality LLC, a Delaware limited liability company.

Master Plan:  The conceptual master plan for the Property delivered by Seller to the Vermont Agency of Natural Resources on May 1, 2015, together with all plans, drawings, third party studies and reports which were prepared in connection with such.

Material Franchise Terms:  Shall have the meaning given to it in Section 4.9.

Miscellaneous Hotel Assets:  All contract rights, leases, concessions, trademarks, logos, copyrights, goodwill, assignable warranties, and other items of intangible personal property relating to the ownership or operation of Hotel to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer, but such term shall not include: (i) Bookings; (ii) Hotel Contracts; (iii) the Franchise Agreement, the Potential Development Agreement and the Management Agreement; (iv) Space Leases; (v) Permits; (vi) Cash On Hand; (vii) Books and Records; (viii) Accounts Receivable; (ix) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Cut Off Time; (x) utility and similar deposits; (xi) prepaid insurance or other prepaid items; or (xii) prepaid fees for Permits; except, in the case of clauses (ix) through (xii) (inclusive), only to the extent that Seller receives a credit on the Closing Statement for any such item or matter.

Multiemployer Plans:  Shall have the meaning given to it in ERISA Sections 3(37) or 4001(a)(3).

New Brand:  Shall have the meaning given to it in Section 4.9.

New Brand Material Franchise Terms:  Shall have the meaning given to it in Section 4.9.

Notice and Notices:  Shall have the meanings given to them in Section 13.1.

Objection Letter: Shall have the meaning given to it in Section 4.7.

OFAC Regulations: Shall have the meaning given to it in Section 5.1(n).

Operating Equipment:  All china, glassware, linens, silverware, uniforms and other similar items used in connection with the operation of the Hotel, whether in use or held in reserve storage for future use, which are located at the Real Property or stored offsite as of the Effective Date, subject to such depletion and restocking as shall be made in the normal course of business.

Orvis Agreement:  Shall have the meaning given to it in Section 4.11.

Party(ies):  Purchaser and/or Seller, as applicable.

Permits:  All licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on premises consumption of food, liquor and other alcoholic beverages, to the extent transferable and/or the parties obtain any consent necessary to effectuate such transfer.

Permitted Exceptions:  Shall have the meaning given to it in Section 4.7(a).

Person(s):  An individual, a corporation, a partnership, a governmental or quasi-governmental authority, a trustee, limited liability company, limited partnership, or other legally recognized entity, and includes the heirs, executors, administrators, successors in office or other legal representatives of an individual.

Personal Property:  Collectively, the Fixtures and Tangible Personal Property, Consumables, Inventory, Accounts Receivable, IT Systems, Cash on Hand, and Operating Equipment, but excluding the Excluded Assets.

Post-Closing Accruals:  All accounts payable, trade payable, unpaid expenses, bookings, Employee Compensation and Employee Benefit Plans, debt service payments, security deposits, indebtedness, obligations, guarantees and any other similar obligations or Liabilities which accrue after the Cut-Off Time.

Potential Development Agreement:  That certain Agreement Regarding Potential Development of Residential Units, made by and between Seller and Franchisor, dated as of June 24, 2008.

Preliminary Closing Statement:  Shall have the meaning given to it in Section 7.1(m).

Present Standards:  The standards to which Seller and Manager have operated and maintained the Hotel during the most recent twenty-four (24) months prior to the Effective Date.

Property:  The Hotel, including without limitation, collectively the (i) Real Property; (ii) Fixtures and Tangible Personal Property; (iii)  Operating Equipment; (iv) Cash on Hand; (v)  Consumables; (vi) transferable right, title, and interest of Seller in, to and under the Hotel Contracts and the Space Leases; (vii) Bookings and Hotel Guest Data (to the extent permitted by applicable Legal Requirements and privacy agreements relating thereto); (viii) Permits (to the extent assignable); (ix) IT Systems; (x) Inventory; (xi) Warranties; (xii) Books and Records;

(xiii) Intellectual Property; and (xiv) Miscellaneous Hotel Assets; provided, however, that the Property shall not include the Excluded Assets or Retained Liabilities.

Purchase Price:  Shall have the meaning given to it in Section 3.1.

Purchaser:  Shall have the meaning given to it in the Introductory Paragraph.

Purchaser Objections: Shall have the meaning given to it in Section 4.7.

Purchaser Party/ies:  Shall have the meaning given to it in Section 4.5.

Purchaser’s Employee Obligations: Shall have the meaning given to it in Section 12.1(b).

Real Property:  The Land together with the Improvements located on the Land.

Retained Liabilities:  Any Liability whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel that accrued and/or arising solely from events which occurred prior to the Closing (except as otherwise expressly set forth herein), including, but not limited to (subject to the foregoing limitations):  (a) any Seller Encumbrance; (b) any and all accounts payable or other trade payables not included within the definition of Post-Closing Accruals or for which Purchaser received a credit for at Closing; (c) to the extent not included within the definition of Post-Closing Accruals or for which Purchaser received a credit at Closing or for which Purchaser is responsible for pursuant to the express terms of this Agreement, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due or which may come due and owing under applicable Legal Requirements; provided that Purchaser shall be solely responsible for any fines, interest or penalties resulting from Purchaser or its Affiliates failure to pay such taxes included in the definition of Post-Closing Accruals or for which Purchaser received a credit for at Closing or for which Purchaser is responsible for pursuant to the express terms of this Agreement); (d) Liabilities arising from any claims by third parties (but excluding in all instances any Affiliate of Purchaser or any of their respective Affiliates) for personal injury or property damage arising out of events occurring prior to the Closing caused by any violation of Environmental Laws that were in effect and valid at the time in question; (e) Liabilities or obligations of Seller or its Affiliates for brokerage or other commissions relating to the transactions contemplates herein subject to the terms of Section 14.1(b) and Purchaser’s obligations thereunder; (f) Liabilities relating to or arising from any contracts between Seller and any of its Affiliates; (g) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement or for which Purchaser received a credit at Closing and held by Seller from tenants of the Hotel with Space Leases in effect as of the Closing; (h) any Liability or obligation for advance Bookings if any deposits related thereto that were actually received by Seller are not prorated pursuant to this Agreement or set forth in the Preliminary Closing Statement or for which Purchaser received a credit for at Closing (provided, however, Purchaser shall honor all Bookings regardless of whether or not a reservation deposit was credited to Purchaser as part of the prorations hereunder); (i) any liability arising from the termination, discharge, layoff or other separation from employment of Manager’s or Seller’s employees prior to the Closing, except as otherwise expressly set forth in this Agreement; and (j) to the extent not included within the definition of Post-Closing Accruals or otherwise prorated pursuant to this Agreement or for which Purchaser received a credit at Closing, any Liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Hotel or the services were rendered prior to or at the Closing and were ordered at the request of Seller or Manager.

Seller:  Shall have the meaning given to it in the Introductory Paragraph.

Seller Default:  Shall have the meaning given to it in Section 15.2.

Seller Encumbrances:  Shall have the meaning given to it in Section 4.7(a).

Seller Release Parties:  Shall have the meaning given to it in Section 2.2(f).

Seller’s Liability Amount: Shall have the meaning given to it in Section 15.2(a).

Seller’s Knowledge:  Shall have the meaning given to it in Section 5.1.

Seller Representations:  The representations and warranties of Seller expressly set forth in Section 5.1 and Section 14.1(b).

Seller’s Representative:  Shall have the meaning given to it in Section 5.1.

Seller’s Response Notice:  Shall have the meaning given to it in Section 4.7.

Seller’s Response Period:  Shall have the meaning given to it in Section 4.7.

Space Leases:  All leases, licenses, concessions, and other occupancy agreements (and any amendments thereto) for the use or occupancy of any portion of the Improvements, excluding, however, Bookings.

Space Lessee:  Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.

Statement of No Tax Due:  Written statements from the Vermont Department of Taxes stating there are no delinquent amounts due and payable for sales and use tax and meals and rooms tax at the Hotel.

Survey:  Shall have the meaning given to it in Section 4.7.

Survey Objection: Shall have the meaning given to it in Section 4.7.

Survival Period:  Shall have the meaning given to it in Section 5.3.

Surviving Obligations: Shall have the meaning given to it in Section 3.1(a).

Termination Notice:  Shall have the meaning given to it in Section 4.4.

Title Commitment:  Shall have the meaning given to it in Section 4.7(a).

Title Company:  Old Republic National Title Insurance Company.

Title Exceptions: Shall have the meaning given to it in Section 4.7.

Title Objection: Shall have the meaning given to it in Section 4.7.

Title Objection Date: Shall have the meaning given to it in Section 4.7(a).

Title Policy:  A 2006-ALTA Standard Coverage Owner’s Policy of Title Insurance issued by the Title Company in the form acceptable to Purchaser subject to the terms of Section 4.7, in favor of Purchaser and in the amount of the Purchase Price, insuring good and marketable title in the Real Property to be vested in Purchaser, subject to only the Permitted Exceptions.

Transfer:  Shall have the meaning given to it in Section 17.4.

Unopened Consumables: Consumables which are in unopened cases, boxes, crates or containers (other than single use containers, such as individual guestroom shampoo containers and the like).

VLT Agreement:  That certain First Amendment to Grant of Development Rights and Conservation Restrictions, made as of September 1, 2006, made by and between Oly Equinox Holdings, LLC and Vermont Land Trust, Inc., and recorded in the official records of Manchester, Vermont as Instrument # 158/pg 717 in book 268.

WARN Act:  The Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable state or local law, together with any rules, regulations and official guidance promulgated thereunder.

Warranties:  All of Seller’s right, title and interest in and to all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of Seller in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of any of the Property, including any made under any roof warranties, any construction contracts and any service or maintenance contracts.

Section 1.2                       References.  Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE II

SALE AND PURCHASE; “AS IS,” “WHERE IS” SALE

Section 2.1                       Sale and Purchase.  Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.

Section 2.2                       As is, Where is.

(a)                               Purchaser represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment.  Purchaser has had and will have during the Inspection Period adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals.  In addition, Purchaser acknowledges that it has had and will have during the Inspection Period a sufficient period of time to inspect, examine and investigate the Property and the Hotel’s operations (including, without limitation, to review and evaluate the physical (including the environmental) condition, survey and title matters relating to the Property) including, but not limited to, the Books and Records provided or made available by Seller or anyone acting on behalf of Seller and/or Manager.  Purchaser represents, warrants and agrees that, except for the Seller Representations, Purchaser is relying solely on its own inspections, examinations and investigations in making the decision to purchase the Property.  Purchaser hereby acknowledges and agrees that it shall not have the right to terminate this Agreement and obtain a refund of the Deposit as a result of its dissatisfaction with any aspect of its investigation of the Property after the expiration of the Inspection Period.

(b)                              Except for the Seller Representations, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, other literature, maps or sketches, projections, pro formas, statements, representations or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller.

(c)                               Except for the Seller Representations, Purchaser is not relying and has not relied on Seller or any of its Affiliates, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees or representatives as to (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy or physical condition of soils or ground water at the Property, (iii) the existence, quality, nature, adequacy or physical condition of any utility serving the Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Property or the habitability, merchantability, fitness, suitability or adequacy of the Property or any portion of the Property for any particular use or purpose, (vi) the zoning or other legal status of the Real Property, (vii) the compliance by the Property or any portion of the Property, or of the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting title to the Property.

(d)                             EXCEPT FOR THE SELLER REPRESENTATIONS, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR THE RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, THE SOLE PERIL AND RISK OF EVICTION TO BE ASSUMED BY PURCHASER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS”, PURCHASER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN TITLE EXAMINATION AND INSPECTION OF THE PROPERTY, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(e)                               EXCEPT FOR THE SELLER REPRESENTATIONS, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANYONE ACTING ON BEHALF OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER), ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, MOLD, ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF.  EXCEPT FOR THE SELLER REPRESENTATIONS, ALL

SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER.  EXCEPT FOR THE SELLER REPRESENTATIONS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF THE SELLER RELEASE PARTIES (AS DEFINED BELOW) IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER OR ANY OF THE SELLER RELEASE PARTIES IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY (INCLUDING, BUT NOT LIMITED TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF) AND PURCHASER HEREBY WAIVES AND RELEASES SELLER AND EACH OF THE SELLER RELEASE PARTIES FROM ANY SUCH RIGHT OR CAUSE OF ACTION.

(f)                                EXCEPT FOR THE SELLER REPRESENTATIONS, SELLER AND EACH PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, HEALTH OR SAFETY LAWS, RULES OR REGULATIONS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCES, OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL, FIRE LIFE SAFETY OR HEALTH AND WELFARE CONDITIONS AT THE PROPERTY.  AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, PURCHASER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER, MANAGER AND ALL OF SELLER’S AND MANAGER’S OFFICERS, DIRECTORS, SHAREHOLDERS, INVESTORS, MEMBERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASE PARTIES”) FROM ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASE PARTIES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES, MOLD, COMMUNICABLE DISEASE OR OTHER HEALTH OR WELFARE ISSUE OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH

CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF THE HOTEL OR ANY PORTION THEREOF OR THE PROPERTY RECORDS).  NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY IN THIS AGREEMENT, THE FOREGOING RELEASE SHALL NOT EXTEND TO (AND SHALL EXPRESSLY EXCLUDE) CLAIMS ARISING FROM SELLER’S FRAUD OR, SUBJECT TO THE TERMS OF THIS AGREEMENT, SELLER’S BREACH OF THE SELLER REPRESENTATIONS OR ITS EXPRESS COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE TERMS OF THIS AGREEMENT.  PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER.  PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER’S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.  NOTHING HEREIN, HOWEVER, SHALL RELEASE SELLER FROM ANY LIABILITY IN CONNECTION WITH ANY FRAUD BY SELLER OR SUBJECT TO THE TERMS OF THIS AGREEMENT, FOR A BREACH OF A SELLER REPRESENTATION.

Purchaser further agrees and acknowledges that, in giving the foregoing waiver and release, it has with its legal counsel, considered any statute or other law that might apply to and limit the effect of Purchaser’s waiver and release herein and hereby knowingly waives the benefits of any such law and intends that it not be applicable here.

(g)                              NEITHER SELLER NOR ANY OF THE SELLER RELEASE PARTIES NOR MANAGER SHALL BE LIABLE TO PURCHASER OR ANY OF ITS AFFILIATES FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE III

PURCHASE PRICE

Section 3.1                       Purchase Price; Deposit.  The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be Seventy Five Million Two Hundred Thousand Dollars ($75,200,000.00), subject to the prorations and adjustments as provided in this Agreement.  Seller and Purchaser agree that the Purchase Price has been allocated among (i) the Land and the Improvements, and (ii) the Personal Property for federal, state and local tax purposes in accordance with Section 1060 of the Code (the “Allocation”) as set forth on Exhibit

X attached hereto.  Purchaser and Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (ii) shall file all federal, state and local tax returns and related tax documents consistent with the Allocation, as the same may be adjusted pursuant to any provisions of this Agreement.  The provisions of this Section 3.1 shall survive the Closing without limitation.

The Purchase Price shall be payable by Purchaser as follows:

(a)                               No later than 3:00 p.m. Central Standard Time on the date one (1) Business Day after the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of One Million Eight Hundred Eighty Thousand Dollars ($1,880,000.00) by a wire transfer of immediately available United States of America funds as an earnest money deposit (together with the interest earned thereon, the “Initial Deposit”).  In the event Purchaser does not deposit the Initial Deposit on or before 3:00 p.m. Central Standard Time on the first (1st) Business Day following the Effective Date, this Agreement shall automatically terminate, whereupon the parties hereto shall be released from all further obligations under this Agreement, except for obligations that expressly survive the termination of this Agreement (the “Surviving Obligations”).

(b)                              No later than 3:00 p.m. Central Standard Time on the date one (1) Business Day following the date which is the end of the Inspection Period, if Purchaser shall not have terminated this Agreement prior to the expiration of the Inspection Period, Purchaser shall make an additional deposit with the Escrow Company, as escrow agent, in the amount One Million Eight Hundred Eighty Thousand Dollars ($1,880,000.00) (the “Additional Deposit” and, together with the Initial Deposit, the Closing Extension Deposit (if any), and the interest earned thereon, collectively, herein the “Deposit”).  In the event Purchaser does not deposit the Additional Deposit on or before 3:00 p.m. Central Standard Time on the first (1st) Business Day following the expiration of the Inspection Period, the same shall be a default hereunder, and Seller shall be entitled to terminate this Agreement and to receive the Initial Deposit as liquidated damages, whereupon the parties hereto shall be released from all further obligations under this Agreement, except for obligations that expressly survive the termination of this Agreement.  THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO SECTION 15.3, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT.  SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM SUCH A DEFAULT AS DESCRIBED IN THE PRECEDING SENTENCE ARE DIFFICULT TO DETERMINE AND ASCERTAIN AND THE AMOUNT

OF THE DEPOSIT (IN CONNECTION WITH A DEFAULT DESCRIBED IN THIS PARAGRAPH) IS A FAIR ESTIMATE OF THOSE DAMAGES AND SUCH AMOUNT IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.  THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

INITIALS:	Seller	Purchaser

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(c)                               On the Closing Date, Purchaser shall pay the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement.  Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit.  The terms of this Section 3.1(c) shall survive the Closing or any termination of this Agreement.

Section 3.2                       Application of Deposit.  The Deposit shall be held and disbursed by the Escrow Company acting as escrow agent in accordance with this Agreement.  The Deposit shall be invested in a federally insured interest bearing account mutually acceptable to Seller and Purchaser, provided that Escrow Company has been furnished with a completed and executed W-9 for the party entitled to said interest, and any interest earned on the Deposit shall be paid to the party to which the Deposit is paid pursuant to the provisions of this Agreement; provided, however, Purchaser shall be responsible for the payment of any and all taxes payable in connection with any interest earned on the Deposit.  If the sale of the Property is consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the Purchase Price to be paid by Purchaser at the Closing.  In the event of a default under this Agreement by Purchaser or Seller, the Deposit shall be applied as provided in this Agreement.

ARTICLE IV

DILIGENCE MATTERS

Section 4.1                       Inspection Period.   Purchaser acknowledges that Seller provided Purchaser the opportunity to conduct such due diligence and inspections of the Property as Purchaser and its officers, directors, employees and advisers deemed necessary and appropriate prior to the Effective Date.  Any and all references to the “Inspection Period” in this Agreement mean and refer and shall be deemed to mean and refer to for all purposes to a period commencing prior to the Effective Date and expiring immediately upon the Effective Date and that, therefore, without limiting the Purchaser’s termination rights expressly set forth in the other provisions of this Agreement, any and all rights of Purchaser to terminate this Agreement pursuant to this Article IV have terminated and been unconditionally waived and relinquished, and Purchaser has no such right to so terminate this Agreement pursuant to this Article IV.  Notwithstanding the foregoing, from and after the Effective Date, subject to the terms of this Agreement, Purchaser and its representatives shall be permitted to enter upon the Property to examine, inspect and investigate the Property including, but not limited to, all Books and Records located at the Property, subject to Manager’s good faith compliance with Legal Requirements with respect to access to any and all Employee records (collectively, “Due Diligence”); provided, however, without limiting the Purchaser’s termination rights expressly set forth in the other provisions of this Agreement, the Purchaser has no right to terminate this Agreement based on such Due Diligence after the expiration of the Inspection Period. Purchaser’s Due Diligence shall be subject to the terms, conditions and limitations set forth in this Article IV, and Purchaser’s conduct shall be in strict compliance with the covenants and agreements contained in this Article IV.

Section 4.2                       Review and Inspection.  Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller in writing of its intent to enter the Property to conduct its Due Diligence not less than twenty-four (24) hours prior to such entry; (ii) the date and time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 4.6.  At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence.  Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property.  Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against the Property as a result of its Due Diligence.

Section 4.3                       Testing.  Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting the Property, including, without limitation, any so-called Phase II environmental assessment, without the prior written consent of Seller for such testing to be provided in Seller’s sole and absolute discretion.  Notwithstanding the foregoing, Purchaser shall have the right to conduct a non-intrusive Phase I environmental assessment without obtaining Seller’s prior consent, provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting any portion of the Property.

Section 4.4                       Acceptance or Rejection.  Purchaser shall have until the expiration of the Inspection Period to conduct its Due Diligence and to determine whether the Property is acceptable to Purchaser.  If the Property is not acceptable to Purchaser in its sole and absolute discretion, for any reason or no reason, Purchaser may terminate this Agreement by giving written notice of termination (the “Termination Notice”) to Seller and the Escrow Company on or before the expiration of the Inspection Period.  Upon receipt by Seller and the Escrow Company of such Termination Notice, (i) this Agreement shall automatically terminate, (ii) the parties shall have no further obligations to or recourse against each other (except for the Surviving Obligations, including, without limitation, the indemnification obligation set forth in Section 4.6) and (iii) the Escrow Company shall within one (1) Business Day of its confirmation of Seller’s receipt of the Termination Notice return to Purchaser the Initial Deposit.  If Purchaser does not timely give a Termination Notice as aforesaid, Purchaser shall be deemed to have fully and knowingly waived any right to terminate this Agreement pursuant to this Article IV or otherwise in connection with its Due Diligence and thereafter the Deposit shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement.  Notwithstanding anything to the contrary contained in this Section 4.4, Purchaser agrees and acknowledges that Purchaser has no right to terminate this Agreement pursuant to this Section 4.4 in connection with Purchaser’s Due Diligence.

Section 4.5                       Confidentiality.  Purchaser agrees and covenants with Seller not to disclose to any third party (other than its agents and employees, directors, trustees, lenders, accountants, attorneys, and other professionals and consultants engaged by Purchaser (collectively, “Purchaser Parties”) in connection with the transaction contemplated in this Agreement who shall also be obligated, and have been instructed, under this Section 4.5 not to disclose) without Seller’s prior written consent, the existence of this Agreement or any of the terms or conditions set forth in this Agreement, the Books and Records or any of the reports or any other documentation or information obtained by Purchaser or any Purchaser Parties which relates to the Property, Seller or its Affiliates in any way, all of which shall be used by Purchaser and the Purchaser Parties solely in connection with the transaction contemplated by this Agreement, or the existence of any dispute under this Agreement, unless Purchaser or any Purchaser Party is (i) obligated by applicable Legal Requirements to make such a disclosure, (ii) is required to as may be necessary to obtain Permits from any governmental authority or (iii) is required to in connection with Purchaser’s or any Purchaser Party’s filing or other disclosures required by the Securities and Exchange Commission; provided, however, in no event shall Purchaser or Seller make or issue any public release except as set forth in Section 17.3.  If such disclosure is required or permitted under clauses (i) – (iii) of this Section 4.5, then Purchaser shall notify Seller in writing of such obligation to ensure Seller has the opportunity to prevent (or appropriately and reasonably limit) any such disclosure.  If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence and Purchaser shall return all copies of such information to Seller and Purchaser agrees to provide Seller, without liability, representation or warranty, copies of any third-party tests, reports and inspections of the Property so requested by Seller which were made or conducted for or on behalf of Purchaser (excluding any such materials which are prohibited to be distributed by such third-party); provided, however, in the event Seller requests to have any such third-party test, report and/or inspection certified to Seller (to the extent permitted by such third-party), Seller shall reimburse Purchaser for fifty percent (50%) of Purchaser’s out-of-pocket costs if this Agreement has not been terminated as a result of a Purchaser Default, in which circumstance Seller shall have no obligation to reimburse Purchaser in connection with the delivery of such reports.  Except as set forth in the Seller Representations, Purchaser shall have no right to rely on any such confidential information and Seller makes no representation or warranty to the completeness or accuracy of such confidential information and Purchaser shall indemnify Seller for any costs incurred as a result of Purchaser’s or any Purchaser Party’s use of such information in violation of this Section 4.5.  The provisions of this Section 4.5 shall survive the Closing or any termination of this Agreement.

Section 4.6                       Indemnification; Restoration; Insurance.  Purchaser agrees to save, protect, defend, indemnify and hold Seller, Manager and each of their Indemnitees harmless from and against any and all Liabilities suffered or incurred by any of Seller, Manager or any of their Indemnitees as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to its inspection of the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith or a violation of the confidentiality provisions of this Agreement, except to the extent resulting from Seller’s, Manager’s or their respective Affiliates’ or Indemnitees’ gross negligence or willful misconduct.  Notwithstanding the foregoing, Purchaser’s indemnification obligations hereunder shall not include any obligation or duty whatsoever with respect to any such claims (including claims that the Real Property has declined in value) to the extent arising out of or resulting from the mere discovery or presence of any pre-existing Hazardous Substances or other property condition.  If the Property is damaged as result of or in connection with the activities of Purchaser, Purchaser, at its sole cost and expense, shall promptly restore the Property to substantially the same condition as it existed prior to such damage.  Furthermore, Purchaser shall maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with single occurrence coverage of at least One Million Dollars ($1,000,000) and aggregate coverage of at least Two Million Dollars ($2,000,000) for personal injury, including bodily injury and death, and property damage, naming Seller and Manager as an additional insured parties, and containing a waiver of subrogation.  Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under this Section 4.6, prior to conducting any inspections or investigations at the Property.  The provisions of this Section 4.6 shall survive the Closing or any termination of this Agreement.

Section 4.7                       Title and Survey.

(a)                               Prior to the Effective Date, the Title Company has delivered to Purchaser a preliminary title report for the Property (the “Title Commitment”) along with legible copies of each instrument listed as an exception therein (the “Title Exceptions”) Purchaser has ordered an updated or new survey of the Land and Improvements (the “Survey”).  Attached as Exhibit M hereto is the form of pro forma Title Policy (“Pro Forma”) Purchaser has negotiated with the Title Company.  All exceptions and matters set forth on the Pro Forma and any exceptions or matters caused by or through Purchaser shall be “Permitted Exceptions”.  Notwithstanding anything to the contrary herein, Seller shall remove at Closing (i) any mortgage, deed of trust or similar voluntary monetary lien affecting the Property; (ii) any mechanic’s or similar liens for work performed at the Property and not caused by any acts or omissions of Purchaser or any Purchaser Party; and (iii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing (individually and collectively, the “Seller Encumbrances”).  Seller shall be permitted to use the proceeds from the sale to effect such removal at Closing so long as the same does not prevent or delay the Title Company from issuing the Title Policy as required under Section 9.1.

(b)                              If after the Effective Date, the Title Company issues an update to the Title Commitment and such update to the Title Commitment discloses an additional Title Exception other than a Permitted Exception or a Seller Encumbrance (which Seller is required to discharge in accordance with this Section 4.7) or a title encumbrance caused by or through Purchaser (or any Purchaser Parties) or expressly approved by Purchaser in accordance with the terms of this Agreement, or if an update to the Survey discloses a material new issue not disclosed by or set forth on the Survey, that in either instance, in Purchaser’s commercially reasonable good faith opinion materially adversely impacts title to the Property or the operation of the Hotel, then within three (3) Business Days of Purchaser’s receipt of such updated Title Commitment or the updated Survey, Purchaser may object to such new exception (and any change in an existing exception) shown in the updated Title Commitment or new matter disclosed by the updated Survey, by providing Seller with a written notice of such objections (the “Intervening Lien Objection Letter”), which notice shall contain a reasonably detailed explanation of such objections.  If Purchaser does not deliver an Intervening Lien Objection Letter within the time period specified above, Purchaser shall be deemed to have accepted all exceptions contained in the updated Title Commitment and/or the updated Survey (other than any Seller Encumbrances) and all such exceptions and matters and shall also constitute Permitted Exceptions and Exhibit M shall be deemed modified by such updated Title Commitment and/or updated Survey, as applicable.  In the event any such objections are timely made by Purchaser, Seller shall have the right, but not the obligation, exercisable by delivery of a notice to Purchaser (the “Seller’s Response Notice”) within one (1) Business Day after receipt of Purchaser’s Intervening Lien Objection Letter (the “Seller’s Response Period”) to commit to cure (by removal or, if acceptable to Purchaser in its sole but good faith discretion, by endorsement or otherwise) such objections in the manner specified in the Seller’s Response Notice within the time periods provided herein.  The procurement by the Seller of a commitment for the issuance of a title policy or endorsement thereto (if acceptable to Purchaser in its sole but good faith discretion) by the Title Company insuring Purchaser against the exception or other matter shall be deemed a cure of such exception or matter as long as the Title Company agrees to delete such exception or (if acceptable to Purchaser in its sole but good faith discretion) affirmatively insure over such exception.  Except with respect to Seller Encumbrances, if there are objections timely made by Purchaser that Seller elects or is deemed to have elected not to cure, then Purchaser shall have the right, notwithstanding any other provision of this Agreement, within one (1) Business Day (such date, the “Outside Approval Date”) after the earlier of (i) receipt of Seller’s Response Notice or (ii) the expiration of the Seller’s Response Period to either (A) terminate this Agreement upon written notice to Seller whereupon this Agreement shall terminate, Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half the costs of escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (B) be deemed to have agreed to accept title to the Real Property subject to all exceptions to title set forth in the updated Title Commitment as applicable, and all matters shown on the updated Survey, as applicable, other than those which Seller has expressly agreed to remedy in the manner set forth in Seller’s Response Notice (or is hereunder obligated to remove because such item constitutes a Seller Encumbrance) and proceed to Closing.  If any such objections are not cured (or arrangements for such cure to be effective as of the Closing are not made) by Seller in the manner provided in Seller’s Response, then Seller shall be in breach of this Agreement and Purchaser may as its only option, elect any of the remedies set forth in Section 15.2.

Section 4.8                       Space Leases, Hotel Contracts and Equipment Leases.  Purchaser agrees to assume all obligations under the Space Leases and, to the extent assumable or any requisite consent is obtained, the Hotel Contracts, including any Equipment Leases, accruing from and after the Closing Date, provided that, Seller shall pay all of the actual out-of-pocket fees, costs and expenses incurred in connection with assignment and assumption of the Space Leases and the Hotel Contracts. Seller shall use reasonable efforts to obtain any required consents or satisfy any other requirements in connection with the assignment and assumption of all Space Leases and Hotel Contracts; provided, however, in the event Seller is unable to obtain any such consents or satisfy the requirements to assign any Space Lease or Hotel Contract, (i) such Space Leases and/or Hotel Contracts shall be excluded from the definition of Property, (ii) Seller shall not be in default hereunder, (iii) Seller shall remain solely liable for any and all costs in connection with the termination of any such Space Lease or Hotel Contract (including, without limitation, any break-up fees, termination fees or damages resulting therefrom), and (iv) the parties shall consummate the Closing in accordance with this Agreement without the transfer of such Space Lease and/or Hotel Contract to Purchaser.  The provisions of this Section 4.8 shall survive the Closing.

Section 4.9                       Franchise Agreement.  On or before November 27, 2015, Purchaser shall send Seller written notice of its election, at its sole and absolute discretion, to (i) have Seller terminate the existing Franchise Agreement in accordance with the terms of the Franchise Agreement (which termination shall be at Seller’s sole cost and expense) effective at Closing (if and only if Closing occurs); or (ii) enter into a new franchise agreement or take an assignment of the existing Franchise Agreement with Franchisor at Closing (in each instance, at Purchaser’s sole cost and expense), in each case of this clause (ii), pursuant to Franchisor’s acceptance of the Material Franchise Terms (as defined below); provided, however, in the event that Purchaser has not made its election on or before November 27, 2015, Purchaser shall have up to an additional fourteen (14) days in which to make the election hereof by notifying Seller in writing of its need to extend the election period under this Section 4.9 up to December 11, 2015; provided further, that if Purchaser elects to cause Seller to terminate the existing Franchise Agreement and such extension makes it impossible for Seller to provide its requisite sixty (60) days advance written notice of the termination of the existing Franchise Agreement due to the Closing of the sale of the Hotel as required under the Franchise Agreement, then the Closing Date shall be extended day-for-day as necessary to permit Seller to provide such sixty (60) days’ prior written notice to Franchisor unless such prior notice is waived in writing by Franchisor.  So long as Purchaser complies with its obligations set forth in this Section 4.9, it shall be a condition to Purchaser’s obligation to Closing that Franchisor shall have (a) consented to the assignment of the Franchise Agreement to Purchaser at Closing in accordance with the terms of the Franchise Agreement or (b) entered into a new hotel franchise agreement with Purchaser or its designee as amended (in the case of an assignment) or upon the form included in Franchisor’s current Franchise Disclosure Document (“FDD”) (in the case of a new hotel franchise agreement), in each instance of clauses (a) and (b), modified to reflect (1) those commercially reasonable changes that are consistent with the terms of the most recent franchise agreement between Franchisor and Purchaser or Affiliates of Purchaser and (2) those terms set forth on Exhibit W attached hereto (collectively, the “Material Franchise Terms”).  Notwithstanding the foregoing, in the event that Purchase elects to have Seller terminate the existing Franchise Agreement and Purchaser elects enter into a new franchise agreement with any hotel brand or collection of brands other than with Franchisor (the “New Brand”), then so long as Purchaser complies with its obligations set forth in this Section 4.9, it shall be a condition to Purchaser’s obligation to Closing that such new franchisor shall have entered into a new hotel franchise agreement with Purchaser or its designee upon the form included in such new franchisor’s current FDD and those terms set forth on Exhibit W attached hereto (collectively, the “New Brand Material Franchise Terms”).  Franchisor’s written confirmation (or its customary equivalent) to, at Closing, enter into such franchise agreement with Purchaser upon the Material Franchise Terms or, in the case of a New Brand, such new franchisor’s written confirmation (or its customary equivalent) to, at Closing, enter into such franchise agreement with Purchaser upon the New Brand Material Franchise Terms (as applicable, the “Franchisor Approval”).  Promptly after Purchaser makes its election under this Section 4.9 (and not later than five (5) Business Days thereafter), Purchaser shall file its application for the assignment of the Franchise Agreement or the issuance of a new franchise agreement with Franchisor or the New Brand, as applicable, and together therewith pay all required application fees; provided, however, in the event Franchisor does not allow Purchaser to promptly submit such application due to any legally mandated so-called “cooling-off” period, then such five (5) Business Day period set forth in this sentence shall be extended on a Business-Day-by-Business Day basis to accommodate the legally mandated cooling-off period.  Purchaser shall use commercially reasonable efforts to pursue and negotiate in good faith the new franchise agreement and the Franchisor Approval with Franchisor or such New Brand, as applicable, on or before January 15, 2016 and Purchaser shall undertake all such acts as may be reasonably necessary for obtaining Franchisor Approval (including, but not limited to, the payment of any fees to Franchisor) to satisfy the closing condition set forth in Section 9.1(e) in accordance with the terms of this Section 4.9 on or prior to the Closing Date.

Purchaser expressly acknowledges that (a) Seller has entered into this Agreement on the basis that no termination costs, fees or expenses or liquidated damages shall be due and payable by Seller pursuant to the terms of the existing Franchise Agreement as a result of the termination or assignment of the Franchise Agreement in connection with the sale of the Property to Purchaser, and (b) Seller must receive a written release from Franchisor, on Franchisor’s current standard form, of any obligations of Seller or any of its Affiliates under the Franchise Agreement first arising from and after Closing (including pursuant to any guaranties from Seller or any of its Affiliates pursuant to the Franchise Agreement but expressly excluding any amounts due and owing (or otherwise incurred or accrued) prior to the Closing Date other than any liquidated damages).  If Closing occurs and Purchaser, its Affiliates or its designee has assumed the Franchise Agreement (or committed to assume the Franchise Agreement in accordance with Section 4.9) and such party has taken any act or failed to act and as a direct result thereof, Seller or any of its Affiliates is responsible for any termination fee, liquidated damages or similar fees or penalties under the Franchise Agreement, Purchaser shall be responsible for, and shall save, protect, defend, indemnify and hold Seller (and any Affiliate of Seller) harmless from any such termination fees, liquidated damages or similar costs, fees and penalties in connection with Purchaser’s act or failure to act; provided, however, that for avoidance of doubt, if the Closing does not occur, Purchaser shall have no obligation to save, protect, defend, indemnify and hold Seller (or any Affiliate of Seller) harmless therefrom unless the Closing does not occur as a result of a default by Purchaser and in connection therewith Seller or any Affiliate of Seller is responsible for termination fees, liquidated dates or similar costs, fees and penalties under the Franchise Agreement.

Except to the extent not permitted in connection with the assignment of the Franchise Agreement to Purchaser (if and only if Purchaser elects to assume the Franchise Agreement), Seller shall terminate the Potential Development Agreement at its sole cost and expense, effective, if and only if, Closing occurs.

The provisions of this Section 4.9 shall survive the Closing.

Section 4.10               3-05 Audit.  At Purchaser’s request, and to the extent in Seller’s possession (and without any obligation to incur any out of pocket expenses), Seller agrees to promptly deliver to McGladrey LLP all documents and financial information that McGladrey LLP reasonably requires to complete the audit of the financial statements of Seller in accordance with generally accepted accounting principles of the United States of America (“GAAP”).  Seller acknowledges and agrees to use its reasonable efforts to also provide such additional information which is deemed relevant and reasonably necessary (as determined by McGladrey LLP) to enable Purchaser and its accountants to prepare and audit financial statements of Seller in compliance with (a) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit may commence at any time after the expiration of the Inspection Period; (b) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, Purchaser.  Exhibit N attached hereto is a representative list of documents and financial information that may be required by McGladrey LLP to complete such audits; provided, however, that (1) Purchaser acknowledges that certain information may not be in Seller’s possession and Seller shall have no obligation to prepare any documentation that is not in its possession unless the cost thereof is paid by Purchaser and (2) Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that Purchaser and its accountants may require in order to comply with (a), (b) and (c) above.  Seller shall engage (at Purchaser’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  In connection with the foregoing audit(s), and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section 4.10, Seller covenants and agrees to execute and deliver to McGladrey LLP certain audit representation letters, the form of which are attached hereto as Exhibit O (each, an “Audit Representation Letter”), provided that the form of such Audit Representation Letters may be modified as required to account for any issues identified during the audit.  Seller’s obligations under this Section 4.10 shall survive the Closing for a period of fifteen (15) months.

Section 4.11               Estoppels.  Promptly following execution of this Agreement, Seller shall request and use commercially reasonable efforts to obtain (without any obligation to commence any legal action or incur any cost or expense in connection therewith other than de minimis legal fees) an estoppel certificate with respect to the following agreements: (a) that certain Golf Facility Management Agreement dated as of October 15, 2007 between Seller and Troon Golf, L.L.C., as amended by a letter agreement dated December 12, 2013  (which agreement Purchaser and Seller acknowledge and agree expires as of December 31, 2015) (the “Golf Agreement); (b) that certain Agreement dated August 27, 2014 between Seller and Green Mountain Falconry School LLC (the “Falconry School Agreement”); (c) that certain Agreement dated May       [sic], 2003 between Seller (as successor in interest to Oly Equinox Holdings, LLC) and Orvis Services, Inc. (which agreement Purchaser and Seller acknowledge and agree has expired) (the “Orvis Agreement”), and (d) that certain Land Rover Experience Driving School Agreement dated April 1, 2014 by and among Seller, Manager and Jaguar Land Rover North America, LLC (which agreement Purchaser and Seller acknowledge and agree has expired)  (the “Driving School Agreement”. The form of the estoppel for the applicable agreements described in this Section 4.11 shall be in a form substantially similar to the form attached hereto as Exhibit U (the “Form Estoppel”), with such modifications to the Form Estoppel to reflect the applicable agreement and the counterparty to it.  In no event shall a failure by Seller to obtain, despite Seller’s commercially reasonable efforts, any of the aforementioned estoppels for any of the aforementioned agreements constitute a default under this Agreement or a failed condition precedent to Purchaser’s obligation to consummate the Closing under this Agreement.

Section 4.12               Golf Agreement; Orvis Agreement; Land Rover Agreement; Leases.  Seller shall (a) negotiate in good faith with Troon Golf, L.L.C. concerning either an amendment to the Golf Agreement which would extend the term beyond December 31, 2015 or a new agreement between the parties which would supersede the Golf Agreement; provided, however, that upon written notice from Purchaser, Purchaser may elect to cause Seller to let the Golf Agreement expire by its terms, (b) negotiate in good faith with Orvis Services, Inc. concerning either an amendment to the Orvis Agreement which would extend the term beyond the Effective Date of this Agreement (Seller acknowledges and agrees that the Orvis Agreement expired according to its terms in May 2013) or a new agreement between the parties which would supersede the Orvis Agreement together with a new agreement licensing the right to use the “Orvis” name in connection with the Orvis Inn located on the Property, (c) negotiate in good faith with Jaguar Land Rover North America, LLC concerning a new agreement that would replace the Driving School Agreement (Seller acknowledges and agrees that the Driving School Agreement expired according to its terms in December 2012) and (d) negotiate in good faith with tenants currently leasing the property commonly referred to as 69 Union Street, Manchester Village, Vermont and 65 Union Street, Manchester Village, Vermont respectively concerning an extension or new lease for each such space that would extend the respective existing terms.  Seller acknowledges and agrees that it shall not execute any such amendment or agreement without the express written consent of Purchaser, which may be granted or withheld in its sole and absolute discretion.  In no event shall any failure by Seller to enter into either amendment or agreement described in the foregoing sentence constitute a default under this Agreement or a failed condition precedent to Purchaser’s obligation to consummate the Closing under this Agreement.  Notwithstanding the foregoing, Seller shall use commercially reasonable efforts (but without any obligation to incur any out-of-pocket expenses other than reasonable legal fees in connection with negotiating such agreements) to obtain the new agreements described in clauses (a) through (d) no later than December 31, 2015; provided, however, (a) in no event shall a failure by Seller to obtain, despite Seller’s commercially reasonable efforts, any of the aforementioned new agreements constitute a default under this Agreement or a failed condition precedent to Purchaser’s obligation to consummate the Closing under this Agreement and (b) in the event that Seller cannot obtain such new agreements prior to Closing, Seller shall cooperate with Purchaser as reasonably requested by Purchaser from and after Closing to finalize the same for a period not to exceed sixty (60) days after the Closing.  This Section 4.12 shall survive the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1                       Representations and Warranties of Seller.  Seller hereby represents and warrants the following matters to Purchaser as of the Effective Date (or such other time as provided herein) and Purchaser acknowledges and agrees that the representations and warranties contained herein are made solely by Seller and in no event shall be deemed to have been made by any of the Seller Release Parties.  Whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge, actual knowledge, best knowledge or otherwise with reference to the knowledge of Seller (any such reference, “Seller’s Knowledge”), such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of Clark Hanrattie and Steen Petri (collectively, “Seller’s Representatives”), without inquiry or investigation or duty provided, however, that the Seller’s Representatives shall have no personal liability whatsoever with respect to any such representation, warranty or otherwise under this Agreement. In addition to the foregoing, the representations and warranties of Seller herein shall be deemed modified to reflect: (1) the actual personal knowledge (as distinguished from implied, imputed and constructive knowledge) of Michael Medzigian, Gil Murillo or Rick Moceri (each a “Purchaser’s Representative”); and (2) any facts disclosed to Purchaser (or any Purchaser Party) in (A) any written memorandum, report, letter, study, spreadsheet, chart, table, abstract, summary or survey (collectively, “Diligence Reports”) prepared by Purchaser, any Purchaser Party or any advisor, consultant, attorney, accountant or other agent of Purchase (i.e. expressly excluding any Diligence Reports prepared by third parties other than those noted in the preceding clause) or (B) the documents, agreements, statements, correspondence and other files set forth on Exhibit P which have been delivered or otherwise made available to Purchaser, which Exhibit P shall be updated within one (1) Business Day following the expiration of the Inspection Period to reflect any additional materials provided to Purchaser, any Purchaser Party or any advisor, consultant, attorney, account or other agent of Purchaser (as so updated, the “Diligence Material”), so long as, in each instance of clauses (A) and (B), the particular actual personal knowledge of a Purchaser Representative under clause (1) above or the particular information contained in or disclosed by any such Diligence Reports or Diligence Material under clause (2) above would, or likely would, lead an experienced real estate professional to reasonably conclude that such information within such actual personal knowledge or such Diligence Reports contains or discloses information that is inconsistent in material respects with and could constitute a breach of the Seller Representations (collectively items 1 and 2 above are herein referred to as a “Representation Qualification”).

(a)                               Due Organization.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.  Seller has full power and authority, and has taken, or at the time of Closing will have taken, all corporate and other action necessary to authorize Seller to make, execute, deliver and perform this Agreement and the transactions contemplated by this Agreement.  The person executing this Agreement on behalf of Seller has been duly authorized to do so.  This Agreement is a binding and legal agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency and general principles of equity.

(b)                              No Conflict.  The execution and delivery of this Agreement and the closing documents to be executed in connection herewith by Seller and the consummation of the transactions contemplated hereby and thereby by Seller, except as otherwise provided herein, do not require the consent or approval of any governmental authority or to Seller’s Knowledge, any third party, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Seller is a party or by which it or the Property is bound, except with respect to the transfer and assignments of any Hotel Contracts, Space Leases, Permits or Warranties that require the consent or approval of the counterparty to such Hotel Contract or Space Lease or the issuer of such Warranty or Permit.

(c)                               Pending Litigation/Violations.  Except as set forth on Exhibit C, neither Seller nor Manager is involved in any litigation, administrative action, arbitration or similar adjudicatory proceeding with respect to the Hotel which has not been resolved, settled or dismissed.  To Seller’s Knowledge, except as described in Exhibit C, there are no actions, suits or other legal proceedings pending or threatened in writing against Seller, Manager, or affecting any of Seller’s rights, in each case, with respect to the Property.  Except as noted in Exhibit Q, Seller has not received any written notice from any governmental or quasi-governmental agency (including, but not limited to, the zoning administrator of the Village of Manchester) of any violation of a Legal Requirement by Seller or Manager in connection with the use or operation of the Property which has not been corrected.

(d)                             Condemnation.  Neither Seller nor Manager has received written notice from any governmental authority of any pending condemnation proceeding or other proceeding in eminent domain.  To Seller’s Knowledge, there are no pending, or threatened in writing, condemnation proceedings or condemnation actions against the Property.

(e)                               Employees.  Seller has no employees and is neither a party to any employment agreement, collective bargaining agreement, compensation agreement or Employee Benefit Plan.  All Employees are employed by Employer, Manager or an Affiliate of Manager.  No union is presently serving or has served in the past five (5) years as collective bargaining agent for any Employees and there is no collective bargaining agreement in place with respect to any of the Employees, and, to Seller’s Knowledge, there are no union organizing efforts with respect to the Employees.  The Employee Census attached hereto as Exhibit U, is a true, correct and complete in all material respects.  True and correct copies of all Employment Contracts, if any, have been provided to Purchaser.  Except as set forth on Exhibit C, to Seller’s Knowledge, there is no litigation threatened in writing nor any defined benefit retirement pension plan for any current or former Employees (i.e., employees of the Hotel that are no longer employed by Manager or its Affiliate as of the Effective Date) that would be binding on, or a result in a Liability of, Seller from and after Closing.

(f)                                Licenses and Permits.  To Seller’s Knowledge, Seller has delivered or made available to Purchaser prior to the Effective Date complete copies of all material Permits and, to Seller’s Knowledge, Seller has no other material Permits other than those listed on Exhibit R.  Neither Seller, nor to Seller’s Knowledge, Manager has received any written notice from any governmental or quasi-governmental agency having jurisdiction over the Property of any uncured violation or default of any Permit.

(g)                              Environmental Notice.  Neither Seller nor Manager has received any written notices from any governmental authority of (i) any uncured violation of any Environmental Laws regarding any environmental conditions at the Hotel; (ii) any failure of Seller, Manager or the Hotel to have all required governmental permits and/or licenses, if any, relating to Hazardous Substances; or (iii) any release of Hazardous Substances from the Real Property.  Neither Seller nor Manager has received any written notice from a party to either the VLT Agreement or Conservation Agreement claiming that Seller is currently in default under either such agreement.

(h)                              Space Leases.  Seller has delivered or made available to Purchaser prior to the Effective Date, complete copies of all Space Leases, and there are no Space Leases except as set forth on the list attached hereto as Exhibit D.  Except as disclosed in Exhibit D, (i) to Seller’s Knowledge, each Space Lease is in full force and effect; (ii) neither Seller nor Manager has received any written notice from any Space Lessee claiming that Seller is currently in default under any Space Leases; and (iii) no Space Lessee is in default in any material monetary obligation or, to Seller’s Knowledge, any material non-monetary obligation, under its Space Lease.

(i)                                  Fixtures and Tangible Personal Property.  All of the Fixtures and Tangible Personal Property shall be owned by the Seller on the Closing Date, free and clear of all liens, encumbrances and security interests.  Except as set forth in Exhibit D attached hereto, none of the Fixtures and Tangible Personal Property required for the operation, repair or maintenance of the Property is leased from or owned by third-parties.  Purchaser acknowledges that the composition of the Tangible Personal Property may change in accordance with the provisions of this Agreement and in the ordinary course of business.

(j)                                  Bankruptcy.  Seller is not insolvent and has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due or been named in an involuntary bankruptcy proceeding and to Seller’s Knowledge, no such actions are contemplated or have been threatened.

(k)                              Tax Abatement Proceedings.  To Seller’s Knowledge, except as set forth on Exhibit E, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Real Property.

(l)                                  Hotel Contracts.  Attached as Exhibit F is a list of all of the Hotel Contracts, including any Equipment Leases; provided, however, that if Seller has inadvertently omitted a Hotel Contract from Exhibit F, Purchaser hereby acknowledges and agrees that it shall not have any right to terminate this Agreement pursuant to the terms hereof, but shall not be obligated to assume such Hotel Contract if such Hotel Contract is not terminable on thirty (30) or less days’ notice without payment of any penalty or termination fee.  To Seller’s Knowledge, Seller has provided a true, accurate and complete copy of each such Hotel Contract to Purchaser.  All Hotel Contracts are, to Seller’s Knowledge, in full force and effect, other than the Orvis Agreement and the Driving School Agreement (and as of December 31, 2015, the Golf Agreement) and neither Seller nor Manager has given or received any written notice of any default under any Hotel Contract which has not been fully cured and, to Seller’s Knowledge, neither Seller nor any other party to a Hotel Contract is otherwise in material default of its obligations thereunder.  To Seller’s Knowledge, the Potential Development Agreement is in full force and effect, and Seller has not given or received any written notice of default under the Potential Development Agreement that has not been fully cured, and to Seller’s Knowledge, Seller is not otherwise in material default of its obligations thereunder.

(m)                          Non-Foreign Person.  Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) or a disregarded entity of such person for the purposes of the provisions of Section 1445(a) of the Code.

(n)                              OFAC.  Seller has not engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “OFAC Regulations”), or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service or any country or organization, all as may be amended from time to time.  To Seller’s Knowledge, Seller (i) is not and will not be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) is not a person described in Section 1 of the Anti-Terrorism Order, and Seller has not engaged in any dealings or transactions, or otherwise been associated, with any such person.

(o)                              Ongoing Capital Improvements.  Except as set forth on Exhibit S attached hereto, there are no capital improvement projects which exceed Ten Thousand Dollars ($10,000.00) currently ongoing at the Property other than routine repairs and maintenance.  To Seller’s Knowledge, any and all construction contracts or development agreements in an amount in excess of Ten Thousand Dollars ($10,000.00) for the performance of any capital improvement projects other than those set forth on Exhibit S, have been terminated or with applicable lien releases and paid in full, and there are no material amounts remaining to be paid under any such contract or agreement.

(p)                              Taxes.  Seller has paid all taxes, including penalties and interest, that are due on or have accrued through the Effective Date and all required reports and returns relating thereto have been, or will be, timely filed, subject to any extension rights.  To Seller’s Knowledge, all sales and use taxes required to be paid or collected by Seller or Manager in the ownership and operation of the Property have been or will be collected and paid, in the ordinary course of business, to the appropriate governmental authority through the Effective Date.  To Seller’s knowledge, as of the Effective Date, (i) neither Seller nor Manager has received written notice of any special tax assessment relating to the Hotel or any portion thereof, and (ii) there are no tax agreements in place affecting the Property.

(q)                              Financial Statements.  The financial and operating statements of the Hotel provided by Seller to Purchaser for fiscal years 2013, 2014 and year to date 2015 (through October 31, 2015) are true and correct copies of the documents used in connection with the reporting by Seller to its clients and investors.  To Seller’s Knowledge, all such financial and operating statements so provided have been prepared in accordance with GAAP, are in all material respects true and complete and fairly represent the financial condition of Seller and the Hotel as of the dates stated therein.

(r)                                 Liquor License.  The Liquor License is held by Merritt Vermont Beverage, Inc., a Vermont corporation (the “Licensee”).  To Seller’s Knowledge, the Liquor License is in full force and effect and there is no investigation pending by the Vermont Department of Liquor Control (the “Vermont Liquor Control”).  Neither Seller nor any of its Affiliates including, without limitation, Licensee, has received written notice from the Vermont Liquor Control regarding any violation of revocation of the Liquor License and there is no investigation pending by the Vermont Liquor Control.

(s)                                Intellectual Property.  To Seller’s Knowledge, (i) neither Seller nor Manager has received written notice that the current ownership and operation of the Hotel, including but not limited to the use of the name “Equinox Resort”, infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any other Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property.

Section 5.2                       Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants the following to Seller:

(a)                               Due Organization.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and on the Closing Date shall be qualified to do business in Vermont.  Purchaser has full power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Purchaser has taken all corporate and other action necessary to authorize Purchaser to make, execute, deliver and perform this Agreement and the transactions contemplated by this Agreement.  The person executing this Agreement on behalf of Purchaser has been duly authorized to do so.  This Agreement is a binding and legal agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy or insolvency laws and general principles of equity.

(b)                              No Conflict.  The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice or passage of time or both will constitute a default) under or violate any contract or agreement to which Purchaser or an Affiliate of Purchaser is a party or by which it or its property is bound.

(c)                               OFAC.  Neither Purchaser nor any of its Affiliates or constituents have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the OFAC Regulations, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service or any country or organization, all as may be amended from time to time.  Neither Purchaser nor any of its Affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated, with any such person.  If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

(d)                             Bankruptcy.  Purchaser has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Purchaser or for the appointment of a receiver or trustee for all or any substantial part of Purchaser ‘s property, nor has Purchaser made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due.

(e)                               As is, Where is.  Purchaser agrees, acknowledges and understands that subject to the provisions of this Agreement it will take the Property “as-is” and “where-is” and hereby unconditionally reaffirms the waivers contained in Section 2.2 and the aforesaid representation, warranty and covenant shall survive Closing.

Section 5.3                       Duration of Representations and Warranties and Covenants; Limitations on Liability.  All representations and warranties contained in this Agreement, liability for breach of any covenant of Seller set forth in Article X and the Seller indemnities set forth in Section 5.4(b) shall survive the Closing for a period of nine (9) months (the “Survival Period”) and shall not merge into any of the documents delivered at Closing; provided, however, that no person, company, partnership, firm, or entity shall have any Liability or obligation with respect to any breach of representation or warranty contained in this Agreement or, with respect to Seller, breach of any covenant set forth in Article X or its indemnification obligations under Section 5.4(b) unless (1) on or prior to the expiration of the Survival Period, the party seeking to assert liability under such representation or warranty or, with respect to Seller, covenant or indemnification obligation shall have notified the other party in writing setting forth specifically the allegedly breached together with a detailed description of thereof (the “Breach Notice”) and (2) such alleging party shall have filed a complaint commencing a legal proceeding asserting a default in a court with competent jurisdiction within thirty (30) days following the delivery of the Breach Notice.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller shall have no liability for, and Purchaser shall not make any claim on account of, any breach of any representation or warranty set forth in Section 5.1 or any covenant of Seller set forth in Article X or any of Seller’s indemnification obligations under Section 5.4(b) except to the extent the aggregate measure of such claims exceeds Seventy Five Thousand Dollars ($75,000) (the “Deductible”); provided, however, in the event such claims do exceed the Deductible, such indemnity shall be for the aggregate losses incurred measured by the first-dollar of losses.  Except as otherwise set forth in Section 9.1(c), in no event shall the aggregate liability of Seller to Purchaser for any (and all) breach of any representation or warranty set forth in Section 5.1, any Seller covenant set forth in Article X or any of Seller’s indemnification obligations under Section 5.4(b) exceed an amount equal to One Million Five Hundred Thousand Dollars

($1,500,000.00) (the “Cap”).  The limitations set forth in this Section 5.3 shall not apply to Seller’s indemnity obligation for a breach of the representations set forth in Sections 5.1(a), 5.1(b), or Seller’s obligations under Section 5.4(b) (with respect to any Retained Liabilities arising from the claim brought by Cheryl Hardy only, as more particularly described on Exhibit C), Section 7.1(a) (with respect to trade payables to be paid by Seller only), Section 7.1(m), Section 12.1(b) (with respect to Liabilities related to Employees or former Employees that remain with Seller pursuant to the first sentence of such Section 12.1(b) only), Section 12.1(d) and Section 14.1(b).  This Section 5.3 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

Section 5.4                       Indemnities.

(a)                               Purchaser’s Indemnity.  From and after the Closing, Purchaser hereby agrees to save, protect, defend, indemnify and hold harmless Seller and Seller’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities incurred by Seller or its Indemnitees by reason of, or with respect to (i) any material breach of any of the representations, warranties or covenants made by Purchaser in the Agreement, (ii) the non-performance of any covenant or obligation required to be performed by Purchaser hereunder, which expressly survive the Closing, (iii) subject to the terms and conditions of Article XII and Section 7.1(g) and Section 7.1(h), any Liability imposed upon Seller or its Indemnitees relating to the employment of the Employees by New Manager (or its Affiliate) for the period from and after the Closing Date, (iv) events, contractual obligations, acts or omissions of Purchaser or any of its Affiliates or assignees of this Agreement that occur or accrue after Closing in connection with the ownership or operation of the Property, (v) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing or (vi) any termination fees, liquidated damages or similar fees and penalties incurred by Seller or Affiliates of Seller that Purchaser is indemnifying Seller and its Affiliates against pursuant to Section 4.9, but specifically excluding, in each instance of clauses (i) through (vi) any Liabilities for which Seller is indemnifying Purchaser for under Section 5.4(b) below.  For avoidance of doubt, in the event that the Closing does not occur, Seller’s remedies shall be expressly limited to the terms and conditions of Section 15.1, including, but not limited to Purchaser’s indemnification obligations referenced therein.

(b)                              Seller’s Indemnity.  From and after the Closing, Seller hereby agrees to save, protect, defend, indemnify and hold harmless Purchaser and Purchaser’s Indemnitees from and against any and all loss, damage, claim, cause of action, cost or expense or any other Liabilities, incurred by Purchaser or its Indemnitees by reason of (i) any material breach of any of the representations and warranties made by Seller in this Agreement or Seller’s covenants in Article X, subject in each instance, to the terms of this Agreement, including, but not limited to, the provisions of Section 5.3, (ii) any and all Retained Liabilities, (iii) any failure of Seller or Manager to have reported and/or paid any and all taxes assessed or assessable by the City of Manchester Village, the County of Bennington, the State of Vermont or any other governmental authority arising or related in any way to the Hotel for the period prior to the Closing, as well as any and all penalties and interest related to any such taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against Purchaser, and (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on, or in connection with, the Property or any portion thereof at any time or times prior to Closing (expressly excluding Liabilities (x) for changes to, remediation of, or repairs to the physical, structural, or environmental condition of the Property or (y) to any governmental authority relating to the physical condition, structural or environmental condition of the property, in each case, except to the extent the same expressly constitutes a breach of a Seller Representation in accordance with, and subject to the terms of, clause (i) above), but specifically excluding, in each instance of clauses (i) through (iv), (A) any Liabilities for which Purchaser is indemnifying Seller for under Section 5.4(a) above, (B) any Liabilities consisting of liabilities or obligations for which Purchaser received a credit at Closing (but only to the extent of such credit theretofore received by Purchaser), (C) any Liabilities consisting of contractual liabilities or obligations which Purchaser expressly assumed at Closing including, but not limited to, Liabilities that Purchaser assumes pursuant to any document or other written agreement entered into in connection with the Closing, and (D) except to the extent the same arises as a result of a breach of Seller’s representations and warranties set forth in the last sentence of Section 5.1(c) or Section 5.1(g), any Liabilities incurred in relation to the physical condition of the Property (including without limitation, the environmental condition of the Real Property) other than Liabilities resulting from injury to or death of any person prior to Closing resulting from the physical condition (but not environmental condition) of the Property.  For avoidance of doubt, in the event that the Closing does not occur, Purchaser’s remedies shall be expressly limited to the terms and conditions of Section 15.2, including, but not limited to Seller’s indemnification obligations referenced therein.

(c)                               Survival.  This Section 5.4 shall survive the Closing (subject to the terms of Section 5.3) and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

Section 5.5                       Procedure for Indemnification with Respect to Third Party Claims.  If a claim by a third party is made against a party hereunder or its Indemnitees (the “Indemnified Party”) and if such Indemnified Party intends to seek indemnity with respect thereto under Section 5.4 and/or this Section 5.5, against the other party hereto (the “Indemnitor”) the Indemnified Party shall promptly notify the Indemnitor in writing of such claim.  The Indemnitor shall have thirty (30) days after receipt of the above-referenced notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the Indemnified Party shall reasonably cooperate with it in connection therewith, provided that: (i) the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; and (ii) the Indemnitor shall agree promptly to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Party within the limits of Section 5.4 and/or this Section 5.5.  As long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event such party shall waive any right to indemnity therefor by the Indemnitor.  If the Indemnitor does not notify the Indemnified Party within thirty

(30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnitor.  This Section 5.5 shall survive the Closing and shall not be deemed merged into the Deed or any conveyance document delivered at Closing.

ARTICLE VI

CLOSING AND CLOSING DELIVERIES

Section 6.1                       Closing.  The Closing shall take place at the offices of Escrow Company on the Closing Date, or through customary closing escrow arrangements reasonably acceptable to Seller and Purchaser by the delivery of documents and funds to Escrow Company on or prior to the Closing Date.  Subject to the terms and conditions set forth herein, Purchaser shall have the right to accelerate the Closing Date by providing written notice to Seller of such date, which date must be at least three (3) Business Days from the date such notice is delivered in accordance with the provisions of Section 13.1; provided, however, that Purchaser shall have the one-time right to revoke such acceleration notice and amend the proposed Closing Date by selecting another Business Day to be the Closing Date by delivering written notice to Seller at least two (2) days prior to the previously selected Closing Date (provided that such revised Closing Date is not later than January 29, 2016). Each of Purchaser and Seller acknowledges that its respective undertakings to close this transaction promptly on the Closing Date is a material inducement to the other to execute this Agreement, that time is of the essence and that neither party shall have any obligation or right to extend, postpone or reschedule the Closing, except as expressly set forth herein.  Subject to the terms and conditions set forth herein, Purchaser shall have the right to extend the Closing Date for a period of up to fourteen (14) days beyond the original Closing Date. To the extent Purchaser elects to extend the Closing Date pursuant to the preceding sentence, then as a condition precedent to the effectiveness of such extension, Purchaser shall (i) not later than three (3) Business Days prior to the original Closing Date (time being of the essence) deliver written notice of such extension to Seller and Escrow Agent and (ii) not later than two (2) Business Days before the original Closing Date deposit with Escrow Agent the additional sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) by wire transfer of immediately available U.S. Federal funds which shall become part of the Deposit for all purposes under this Agreement and which shall be applied to the Purchase Price at Closing in accordance with the terms of this Agreement (the “Closing Extension Deposit”).

Section 6.2                       Escrow.  This Agreement shall not be merged into any separately delivered escrow instructions, but any such escrow instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

Section 6.3                       Seller’s Deliveries.  At Closing, Seller shall execute (to the extent required) and deliver, or cause to be delivered and/or notarized, where applicable, to Purchaser or the Escrow Company as appropriate:

(a)                               a recordable Limited Warranty Deed (“Deed”) conveying all of Seller’s right, title and interest in and to the Land and Improvements subject to only the Permitted Exceptions in the form attached to this Agreement as Exhibit G;

(b)                              a Bill of Sale (“Bill of Sale”) transferring to Purchaser all of Seller’s right, title and interest in and to each and every item of Personal Property to be transferred in the form attached to this Agreement as Exhibit H;

(c)                               an assignment and assumption agreement (“Assignment and Assumption Agreement”), to the extent assignable and to the extent that any applicable consent or approval of the counterparty thereto has been obtained, of all of Seller’s right, title and interest in, to and under the Bookings, Hotel Contracts, Space Leases, Permits, Books and Records, Warranties, Intellectual Property and Miscellaneous Hotel Assets in the form of Exhibit I;

(d)                             To the extent received, Statements of No Tax Due with respect to the Hotel;

(e)                               the certificate referred to in Section 9.1(c);

(f)                                evidence of termination of the existing Management Agreement;

(g)                              an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), in the form of Exhibit J;

(h)                              the Closing Statement;

(i)                                  any reasonably required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of sellers of real property under applicable law, including but not limited to, if applicable, Vermont Tax Forms PT-172, PT-173, and RW-171;

(j)                                  a certificate or registration of title for any owned motor vehicle or other Personal Property which requires such certification or registration, conveying such vehicle or such other Personal Property to Purchaser;

(k)                              to the extent received, any of the estoppels referred to in Section 4.11 and any of the amendments or new agreements referred to in Section 4.12;

(l)                                  all keys, key codes, access codes and combinations to locks to the extent known by, or in the possession of, Seller or Manager;

(m)                          such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy, including, without limitation, a title insurance affidavit in customary form and substance reasonably acceptable to Seller and Title

Company to allow the Title Company to delete the standard printed title exceptions and insure over a reasonable “gap” period;

(n)                              copies of such documents relating to Seller, as Purchaser or the Title Company shall reasonably require in connection with this transaction; and

(o)                              such other documents and information reasonably needed for Purchaser to complete and file the Certificate of Real Estate Value as more particularly described in Section 6.4(f).

Section 6.4                       Purchaser’s Deliveries.  At the Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate, or filed with the applicable governmental authority:

(a)                               the balance of the Purchase Price, to be paid in accordance with Section 3.1;

(b)                              the Bill of Sale;

(c)                               the Assignment and Assumption Agreement;

(d)                             the certificate referred to in Section 8.1(c);

(e)                               the Closing Statement;

(f)                                copies of such documents relating to Purchaser as Seller or the Title Company shall reasonably require in connection with this transaction; and

(g)                              any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality, , including but not limited to, if applicable, Vermont Tax Forms PT-172, PT-173, and RW-171, together with any change of ownership statements required of a purchaser of real property under applicable law and a sales tax license or permit for the Hotel from each of the applicable jurisdictions and exemption or resale certificate.

Section 6.5                       Expenses.   In the event that the parties proceed to Closing hereunder:

(a)                               Seller and Purchaser shall each pay the transactions costs and expenses as set forth on Exhibit L attached hereto.

(b)                              Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the sale of the Property shall be allocated between Purchaser and Seller in accordance with the customary practice in the county where the Property is located.

The provisions of this Section 6.5 shall survive Closing or any termination of this Agreement.

Section 6.6                       Concurrent Transactions.  All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

Section 6.7                       Possession.  Possession of the Property shall be delivered at Closing, provided the transaction closes.  Excluded Assets shall be removed from the Hotel by Seller, at its expense, on, or within thirty (30) days after, the Closing Date; provided that such removal shall be conducted during normal business hours and not unreasonably interfere with the guests of the Hotel or ongoing operations occurring at the Property.  Seller, at its expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed.

ARTICLE VII

ADJUSTMENTS AND PRORATIONS CLOSING STATEMENTS

Section 7.1                       Adjustments and Prorations.  In addition to the costs and expenses required to be paid in connection with the consummation of the transaction, which shall be paid by Purchaser and Seller as set forth in Section 6.5, the following matters and items shall be apportioned between the parties or, where appropriate, credited in total to a particular party, as of the Cut Off Time so that the Closing Date is a date of income and expense for Purchaser as provided below:

(a)                               Accounts Receivable; Trade Accounts Payable.  Seller shall retain all Accounts Receivable.  Trade accounts payable shall be identified as of the Cut Off Time.  Seller shall pay (or cause Manager to pay) all trade accounts due and payable as of the Cut Off Time that relate to matters arising or accruing prior to the Closing Date in the ordinary course when due and Purchaser shall be responsible for all such trade accounts payable that relate to matters arising or accruing from and after the Closing Date.  Revenue from room rentals (including food and beverage receivables charged to guest room accounts) (i.e. the guest ledger) shall belong to Seller to the extent attributable to any period prior to the Closing Date; provided, however, revenues from room charges (less third party collection costs, including, but not limited to, credit card fees, travel agent fees or commissions and other similar charges) for the night immediately preceding the Closing Date shall be divided equally between Purchaser and Seller.  Revenue from the Hotel attributable to food and beverages (including alcoholic beverages) and other sales or services through the close of business for such food and beverage outlets or such other sales or service centers on the night (whether prior to or after the Cut Off Time) immediately preceding the Closing Date shall belong to Seller (such revenue to be determined based on completion of the night auditor’s run on the Closing Date).  Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Purchaser.  Each of Purchaser and Seller shall be responsible for the payment of any sales, use, and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.1(a).

(b)                              Taxes and Assessments.  Real estate (ad valorem) and personal property taxes and assessments with respect to the Property shall be adjusted and prorated based on (a) the periods of ownership of Seller and Purchaser with respect to the applicable tax period, and (b) the most current official real property tax information available from the assessor’s office where the Property is located or other assessing authorities.  If real property tax and assessment figures for the taxes or assessments to be apportioned between Purchaser and Seller pursuant to this Section 7.1(b) are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed and the appropriate party shall pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.  In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any such assessment (or any installments or portions thereof) due prior to the Closing and Purchaser shall be responsible for any such assessment (or any installments or portions thereof) due on or after the Closing.

(c)                               Utility Contracts.  All utility services (including, without limitation, electricity, gas, water, sewer and telecommunication) shall be prorated as of the Cut Off Time between Purchaser and Seller.  To the extent practicable, readings shall be obtained for all utilities as of the Cut Off Time.  If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period.  Seller shall receive a credit for all deposits actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser (as acknowledged orally or in writing by such utility) with respect to such utility contracts.

(d)                             Hotel Contracts.  Any amounts prepaid, accrued or due and payable under any Hotel Contracts and the Franchise Agreement (but only to the extent assumed by Purchaser) shall be prorated as of the Cut Off Time, with Seller being credited for amounts prepaid and Purchaser being credited for amounts accrued and unpaid (excluding any delinquent amounts, which Seller shall pay in full at or prior to Closing). Seller will receive a credit for each deposit, if any, made by Seller as security under any such Hotel Contract if the same is transferable or the appropriate consent has been obtained and provided such deposit is actually transferred to Purchaser or otherwise remains on deposit for the benefit of Purchaser.  If any such deposit cannot be transferred to Purchaser, Seller shall be paid any such deposit and Purchaser shall make such deposit as may be required.

(e)                               License and Permit Fees.  Fees prepaid, accrued or due and payable for Permits transferred to Purchaser shall be prorated as of the Cut Off Time. Seller shall receive a credit for all deposits made by Seller under the Permits which are actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(f)                                Hotel Matters.  Purchaser shall receive a credit for:  (i) deposits and other advance payments, if any, under Bookings for Hotel facilities for the period after Closing that remain in effect as of Closing; (ii) commissions due to travel agencies, online travel agencies, credit and referral organizations for any Bookings related to the period prior to Closing and (iii) all outstanding gift certificates, vouchers, trade-outs and similar items for free or discounted use of any of the Hotel rooms or other activities or services, as more particularly described on Exhibit V-1 (the “Comp Certificates”), Exhibit V-2 (the “Golf Certificates”) and Exhibit V-3 (the “Gift Cards”), issued specifically for use at the Hotel, in an amount equal to (A) with respect to the Comp Certificates and Gift Certificates, fifty percent (50%) of the face value or remaining balance thereof and (B) with respect to the Gift Cards, (i) thirty percent (30%) of the face value or remaining balance thereof if such Gift Card was sold as a gift card or gift certificate from January 1, 2009 through December 31, 2013, (ii) sixty-seven percent (67%) of the face value or remaining balance thereof if such Gift Card was sold as a gift card or gift certificate from January 1, 2014 through December 31, 2014, (iii) seventy-two percent (72%) of the face value or remaining balance thereof if such Gift Card was sold as a gift card or gift certificate from January 1, 2015 through December 31, 2015 or (iv) eighty-five percent (85%) of the face value or remaining balance thereof if such Gift Card was sold as a gift card or gift certificate from January 1, 2016 through the Closing Date.  Seller shall receive a credit for (x) coin machine, telephone, washroom and checkroom income relating to the period prior to the Cut Off Time and (y) commissions paid by Seller to any travel agencies, online travel agencies, or other referral organization prior to Closing with respect to any Bookings related to the period after Closing.  Purchaser shall assume all ordinary course purchase orders for Consumables and Inventory to be delivered after Closing and credit Seller for any prepayments thereunder.

(g)                              Accrued Vacation.  Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued Vacation Pay as of the Cut-Off Time of all Employees.  Purchaser shall (i) honor and credit each Employee’s unused accrued or earned vacation, sick-time-off or other paid time off of any Employee and (ii) be responsible for the payment of such Accrued Vacation Pay to the Employees (to the extent Purchaser received a credit therefor) when payable in accordance with applicable Legal Requirements.  Notwithstanding the foregoing, to the extent required pursuant to any applicable Legal Requirements, at Closing, Seller shall cause Manager to pay to the Employees an amount equal to the unpaid Accrued Vacation Pay for each applicable Employee.

(h)                              Compensation.  All Compensation due and payable to Employees shall be prorated as of the Cut Off Time, other than Accrued Vacation Pay (which is addressed in Section 7.1(g) above).

(i)                                  Consumables and Inventory.  Seller shall receive no credit for any Consumables (whether opened or unopened) and/or Inventory as of the Cut Off Time.

(j)                                  Rents.  All fixed and additional rentals under the Space Leases and other tenant charges, in each case as and when actually received, shall be prorated as of the Cut Off Time.  Seller shall deliver or provide a credit to Purchaser in an amount equal to all prepaid rents for periods after the Closing Date.  Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date and Seller shall retain the right to pursue the collection of such delinquent rents; provided that in connection with such efforts Seller shall have no right to terminate any Space Lease or to initiate any eviction proceeding against the applicable tenant thereunder.  To the extent Purchaser receives rents (including operating expense, tax and insurance charges payable by a Space Lessee) on or after the Closing Date that such Space

Lessee designates are payable as delinquent rents for any period prior to the Closing Date, Purchaser shall promptly deliver such amounts to Seller.  Purchaser shall use good faith efforts (at no cost to Purchaser) to collect any such delinquent rents.  Any percentage rents under Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing.  In the event that the proration of operating expenses, taxes, insurance charges and/or percentage rent cannot be fully prorated because of the unavailability of information then such proration will be tentatively prorated on the best available information and Seller and Purchaser will make the appropriate final adjustments within ninety (90) days following the end of the calendar year in which the Closing occurs.  All such adjustments will be paid in cash to the party entitled thereto.  All security deposits shall be transferred to Purchaser or credited against the Purchase Price and all obligations with respect to such security deposits shall be assumed by Purchaser.

(k)                              Cash and Accounts.  At the Closing, Seller shall transfer to Purchaser all Cash On Hand and Seller shall receive a credit at the Closing for such Cash On Hand.  All Account Cash is and shall remain the property of Seller and shall be retained by Seller after the Closing.

(l)                                  Other Adjustments and Prorations.  To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.

(m)                          Re-Adjustment.  Representatives of Seller and Purchaser shall make such inventories, examinations and audits of Seller, and of the books and records of Seller, as may be necessary to make the adjustments and prorations required under this Agreement.  At least three (3) days prior to Closing, representatives of Purchaser and Seller and Escrow Company shall jointly prepare a statement (the “Preliminary Closing Statement”) based upon such preliminary inventories, audits and examinations, which Preliminary Closing Statement will be updated based on the inventories and prorations taken as of the Cut Off Time (unless otherwise agreed by the Parties) which will show the net amount due to Seller or Purchaser as the result thereof and such net amount will be added to, or deducted from, the Purchase Price.  Within ninety (90) days following the Closing, representatives of Purchaser and Seller shall prepare a revised statement (the “Final Closing Statement”, and together with the initial and the updated Preliminary Closing Statement, collectively, the “Closing Statements”) setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made to the other in cash within five (5) days after completion of such Final Closing Statement.  Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available.

Section 7.2                       Payment.  Any net credit due to Seller as a result of the adjustments and prorations under Section 7.1 shall be paid to Seller in cash at the time of the Closing.  Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.1 shall be credited against the Purchase Price at the time of the Closing.

Section 7.3                       Survival.  The provisions of this Article VII shall survive the Closing and shall not be deemed merged into the Deed or any other conveyance document delivered at the Closing.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

Section 8.1                       Conditions.  Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing:

(a)                               Purchaser’s Compliance with Obligations.  Purchaser shall have complied with all material obligations required by this Agreement to be complied with by Purchaser.

(b)                              Documents.  Purchaser shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Purchaser.

(c)                               Truth of Purchaser’s Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects as if remade as of the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser.  In the event any of Purchaser’s representations become untrue during the term of the Agreement and such breach cannot be cured by Purchaser and precludes Purchaser from performing its obligations hereunder, Seller may terminate this Agreement without thereby waiving any right or remedy.

(d)                             Franchise Agreement.  Except for any franchise or other fees and amounts owed by Seller or Manager to Franchisor and accrued during the period prior to Closing, Seller, Manager and their respective Affiliates shall be released from all obligations and Liabilities under the Franchise Agreement, the Potential Development Agreement and any other related agreements between Seller or Manager and Franchisor relating to the Property and first accruing from and after Closing including, without limitation, any obligation to pay any termination fees, transfer fees, liquidated damages or any similar amount pursuant to the Franchise Agreement or the Potential Development Agreement.  If any acts or omission of Purchaser, its Affiliate or designee results in (or will result in) Seller being liable for any termination fees, transfer fees, liquidated damages or any similar amount pursuant to the Franchise Agreement or the Potential Development Agreement, notwithstanding any other rights set forth herein and without limitation of such rights, Seller shall have the right to extend the Closing for a maximum of sixty-five (65) days to the extent necessary to allow Seller to provide the requisite prior written advance notice to Franchisor regarding Seller’s election to terminate the Franchise Agreement and the Potential Development Agreement in connection with the sale of the Hotel.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

Section 9.1                       Conditions.  Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

(a)                               Seller’s Compliance with Obligations.  Seller shall have complied with all material obligations required by this Agreement to be complied with by Seller.

(b)                              Documents.  Seller shall have executed and delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and delivered by Seller and shall have taken all other actions and fulfilled all other covenants required of Seller under this Agreement.

(c)                               Truth of Seller’s Representations and Warranties.  The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date as if remade on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller; provided that Seller’s representations and warranties shall not be deemed inaccurate or breached if such change to the respective representation and warranty (i) (x) is due to transactions or actions that are expressly permitted by, or approved by Purchaser in accordance with, this Agreement and (y) did not result from a breach of any of Seller’s obligations hereunder; (ii) is due to changes in fact after the Effective Date beyond Seller’s reasonable control that occurred in the ordinary course of the business of owning and operating the Hotel and (x) did not result from a breach of any of Seller’s obligations hereunder and (y) reflect only arm’s length bona fide transactions; or (iii) constitutes a Representation Qualification.  Notwithstanding the foregoing, if any representation and warranty of Seller is no longer true as of the Closing Date (subject to the limitations of the immediately preceding sentence) and Seller does not cure or otherwise remedy such change without any obligation to do so, then if such change would, individually or in the aggregate, (A) result in actual losses (and not consequential damages) to Purchaser such that the actual cost to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is less than Three Hundred Thousand Dollars ($300,000.00), Purchaser shall be obligated to proceed to Closing and Seller shall have no liability with respect thereto (provided that, any such change described in any of clauses (i) through (iii) above shall not be a breach of this Agreement and, for avoidance of doubt, shall not be subject to Seller’s indemnification obligations set forth in Section 5.4(b)); or (B) result in losses to Purchaser such that the actual cost (and not consequential damages) to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is in excess of Three Hundred Thousand Dollars ($300,000.00), but less than Four Hundred Fifty Thousand Dollars ($450,000.00), Purchaser shall not be obligated to proceed to Closing, unless Seller elects to credit Purchaser at Closing an amount equal to all losses caused by such change in excess of Three Hundred Thousand Dollars ($300,000.00) not to exceed a credit of One Hundred Fifty Thousand Dollars ($150,000.00), in which event Purchaser shall be obligated to proceed with Closing hereunder and any failure of Purchaser to close the transactions contemplated hereunder under this clause (B) shall constitute a default by Purchaser under Section 15.1 (provided Seller is prepared to give such credit (without any obligation to do

so); provided, however,  if the change in the representation and warranty results in actual losses (and not consequential damages) to Purchaser such that the actual cost to address such inaccuracy (as opposed to the effect on the value of the Property) after the Closing is in excess of Four Hundred Fifty Thousand Dollars ($450,000.00), Purchaser shall have the right to terminate this Agreement (subject to Seller’s cure right set forth below).  If Purchaser has the right to terminate this Agreement pursuant to the preceding sentence and Purchaser makes such election in writing on or prior to the Closing Date (provided that Purchaser shall make such election to terminate, if at all, promptly after receipt of Seller’s certificate delivered under Section 6.3(e) above, but in any event prior to 2:00PM (Eastern Time) on the Closing Date), then this Agreement shall terminate, Purchaser shall receive a return of the Deposit, and neither Seller nor Purchaser shall have any further obligations under this Agreement except for the Surviving Obligations. In each instance of clauses (A) or (B) above, in no event shall any claims, actions, litigation, lawsuits or other legal proceedings filed or alleged by any Employee or any other third party that are subject to Seller’s express indemnification obligations under this Agreement be included in the calculation of such losses (collectively, “Indemnified Losses”); provided, however, that to the extent that any such Indemnified Losses are excluded from the calculation of losses under clause (A) or (B), as applicable, such Indemnified Losses shall not be applied against the Cap in connection with an indemnification claim brought by Purchaser after the Closing subject to the terms and conditions of this Agreement.  Seller shall in any event have the right to cure such breach or inaccuracy to Purchaser’s reasonable satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to twenty (20) days to allow such cure as long as Seller uses its diligent and reasonable efforts to effect such cure; provided, however, such cure period will not extend the Closing Date past any commitment date of any financing or cost Purchaser any amount to extend such commitment date (provided that Purchaser shall have notified Seller of any such commitment date at least ten (10) days prior to Closing.  If Seller elects in writing not to cure or fails to give Purchaser notice of its intent to cure, Purchaser may terminate this Agreement, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of Escrow, and neither Party to this Agreement shall thereafter have any further rights or obligations under this Agreement, except for the Surviving Obligations; provided, however, if such inaccuracy was created, knowingly consented to or affirmatively permitted by Seller, Manager or their respective Affiliate in material breach of this Agreement, Purchaser shall also be entitled to reimbursement for all of Purchaser’s documented out of pocket costs of this transaction actually incurred to third parties, including reasonable attorneys’ fees and costs incurred in connection with this Agreement and Due Diligence in an amount not to exceed the Seller’s Liability Amount. Nothing herein shall modify or supersede the terms of and conditions of Section 9.2(b) in the event that Purchaser elects to proceed with acquisition of the Property notwithstanding a breach or inaccuracy with respect to Seller’s representations and warranties or covenants.

(d)                             Management Agreement.  The Management Agreement shall be terminated as of the Closing Date at the sole cost and expense of Seller.  In connection with termination of the Management Agreement, the Manager will terminate the employment of the Employees effective upon the Closing unless Manager and Purchaser enter into a new management agreement as of the Closing Date, in which event the employment of the Employees shall not be terminated.

(e)                               Franchise Agreement. Provided that Purchaser has complied with all of its obligations under Section 4.9, on or before the Closing Date, Franchisor or such New Brand, as applicable, shall be prepared to issue to Purchaser, concurrently with Closing, (i) either an agreement consenting to the assignment of the Franchise Agreement or a new franchise agreement in the form of the FDD, in each case (of assignment or new franchise agreement), as modified to incorporate the Material Franchise Terms; or (ii) a new franchise agreement in the form of such New Brand’s FDD as modified to incorporate the New Brand Material Franchise Terms.

(f)                                Liquor License.  As of the Closing Date, and as described with specificity in Section 14.1(a) of this Agreement, Manager shall have either obtained a transfer of Licensee’s existing Liquor License or, if unavailable at Closing, an interim beverage agreement in form reasonably approved by the parties executed and delivered by and between Manager, Licensee and Purchaser enabling the continued sale and operations of alcoholic beverage sales at the Hotel.

(g)                              No Litigation.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(h)                              Title Policy.  Subject to the payment of all premiums, the Title Company shall be prepared to issue to Purchaser the Title Policy subject only to Permitted Exceptions.

(i)                                  Approvals. Seller shall have received all required approvals, consents and authorizations of third parties (including any governmental authorities) that are required to permit Seller to sell the Property and otherwise consummate the Closing (except with respect to any approvals or consents required in connection with the transfer of Hotel Contracts).

Section 9.2                       Closing Condition Failure.

(a)                               Subject to Seller’s right to extend the Closing Date pursuant to Section 9.1(c), if any condition set forth in Section 8.1 or Section 9.1 is not satisfied on the Closing Date (and such failure is not the result of a default under this Agreement or any act or omission intentionally taken or not taken for purposes of frustrating Closing by the Party in whose favor such condition runs), then the party for whom such condition(s) precedent is not satisfied (and only such party) may, in its sole and absolute discretion, (i) terminate this Agreement by providing written notice to such effect to the other party whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half the costs of escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (ii) waive such closing condition(s) at or prior to the Closing Date without any increase in, abatement of, or credit against the Purchase Price, or claim against the other party and proceed to Closing; provided however, if either Party terminates this Agreement due to a default by the other Party, then

Section 15.1 and Section 15.2, as applicable, shall control the rights, remedies and obligations of the Parties.

(b)                              If either party elects to proceed to the Closing with Seller’s Representative or Purchaser’s Representative, as applicable, having actual knowledge (as opposed to constructive or imputed knowledge) of (A) a default in any of the covenants, agreements or obligations to be performed by the other party under this Agreement, and/or (B) an inaccuracy in or untruthfulness of any representation or warranty of the other party made in this Agreement or any of the Closing Documents, then, upon the consummation of the Closing, such party shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against the other party on account thereof.

Notwithstanding the foregoing terms of this Section 9.2 (but subject to Seller’s right to extend the Closing Date under the terms of Section 9.1(c)), if the failed closing condition(s) is reasonably susceptible to cure by Seller or Purchaser, then either party shall have the one-time right to extend the Closing Date for up to twenty (20) days in order to allow such cure by giving notice to such effect to the other party on or before the date that is one (1) Business Day prior to the scheduled Closing Date, and the applicable party(ies) shall use all commercially reasonable and diligent efforts to effect such cure; provided, however, such cure period will not extend the Closing Date past any commitment date of any financing or cost Purchaser any amount to extend such commitment date (provided that Purchaser shall have notified Seller of any such commitment date at least ten (10) days prior to Closing).

ARTICLE X

ACTIONS AND OPERATIONS PENDING CLOSING

Section 10.1               Actions and Operations Pending Closing.  Seller agrees that at all times prior to the Closing Date:

(a)                               Subject to conditions beyond Seller’s reasonable control, the Hotel will continue to be operated and maintained in the ordinary course of business substantially consistent with Present Standards including, without limitation (i) maintaining the inventories of FF&E, Operating Equipment and Consumables at the Property at levels substantially consistent with Present Standards, (ii) maintaining all Fixtures and Tangible Personal Property in the same condition as it existed as of the Effective Date (reasonable wear, tear and loss excepted) and not trading, substituting or removing any Personal Property from the Hotel, except Consumables and Inventory substantially consistent with Present Standards, (iii) performing routine maintenance and repairs for the Property substantially consistent with Present Standards, (iv) renewing all material Licenses and Permits prior to their expiration, (v) maintaining all insurance policies, (vi) not making any material alterations or improvements at the Property, or demolishing any of the Property subject to Section 11.1, (vii) not selling, transferring or otherwise disposing of any of the Property, other than substantially consistent with Present Standards and (viii) not removing any Property from the Hotel, other than consistent with Present Standards.

(b)                              From and after the end of the Inspection Period, and except as expressly permitted pursuant to and in accordance with Section 4.12 or this Article X, Seller shall not enter into any new Hotel Contract or Space Lease, or cancel, modify or renew any existing Hotel Contract or Space Lease that is not cancelable upon thirty (30) or less days’ notice and without payment of any penalty or termination fee, without the prior written consent of Purchaser, in its sole and good faith discretion.  If Purchaser fails to respond to a request for consent within three (3) Business Days after receipt of such request, such consent shall be deemed given.

(c)                               Seller shall have the right and obligation, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business and consistent with the Present Standard, including customary discounted rates.

(d)                             Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date.  If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures to cause the reinstatement of such Permit.  Seller shall join in all applications for and cooperate with Purchaser in obtaining all necessary consents, permits, approvals, and licenses, and otherwise cooperate with Purchaser as may be reasonably necessary to facilitate the transfer of the Property to Purchaser; provided, however, that any costs, expenses or fees paid or incurred by Seller in connection therewith shall be reimbursed and credited to Seller.

(e)                               From and after the expiration of the Inspection Period through the Closing Date, Purchaser shall have the right to consult with Seller and Manager with respect to the hiring, initially and with respect to any replacement, of the following Hotel staff positions:  (i) general manager; (ii) director of human resources; (iii) director of food and beverage; (iv) chief engineer; (v) director of marketing; and (vi) comptroller/chief financial officer.

(f)                                Seller shall maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

(g)                              Seller shall not cause or permit any Fixtures and Tangible Personal Property or Operating Equipment located, installed or used in the Hotel as of the Effective Date (except Excluded Assets, if applicable) to be sold, exchanged, assigned, conveyed, leased, disposed of or removed, other than in the ordinary course of business conducted in accordance with the Present Standards.

(h)                              Seller shall provide (and shall instruct Manager to provide) copies of any written notices (i) received by Seller after the Effective Date from any governmental or quasi-governmental organizations regarding any violations of Legal Requirements, or (ii) given or received by Seller (or on behalf of Seller) after the Effective Date alleging material defaults under any material Hotel Contracts, Space Leases or Equipment Leases.

(i)                                  Subject to Article IV and prior to the Closing, neither Purchaser nor any of Purchaser’s representatives shall communicate concerning the Property with Manager, any tenant, employee, guest or occupant of the Real Property any governmental or quasi-governmental authority, agency, commission, board or regulatory body or any party to any Hotel

Contract without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(j)                                  Between the Effective Date and the Closing Date or earlier termination of this Agreement, neither Seller, Manager, nor any of their respective Affiliates nor any of their respective members, partners, or agents (including, without limitation, any broker) shall offer, solicit or negotiate the possible direct or indirect acquisition of the Property (or any other form of transaction having a similar effect) or make any information about the Property available (for purpose of sale or refinance) to any Person other than Purchaser, its Affiliates and their respective designees, agents and/or authorized third parties.  Seller agrees to direct its broker, if any, to cease the marketing of the Property.  Such restrictions shall be in effect until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement by either party pursuant to the terms and conditions hereof; and thereafter shall be null and void and of no further force or effect.

(k)                              Seller shall use commercially reasonable efforts to deliver to Purchaser prior to the Closing the Statements of No Tax Due with respect to the Hotel.

(l)                                  Seller shall use commercially reasonable efforts to complete the Act 250 Master Plan application process with the appropriate governmental authorities.

(m)                          Seller shall use commercially reasonable efforts to deliver in advance of the Closing Date written notice of the proposed sale of the Hotel to Purchaser as follows: (i) with respect to the VLT Agreement, to Vermont Land Trust, Inc.; and (ii) with respect to the Conservation Agreement, to The Nature Conservatory at least thirty (30) days in advance of Closing, in each case, as required pursuant to and in accordance with the terms of the VLT Agreement and Conservation Agreement, as applicable.

(n)                              Seller shall use commercially reasonable efforts to obtain closure from the Vermont Department of Environmental Conservation of that certain Recognized Environmental Condition (AST Release) as set forth in that certain Phase I Environmental Site Assessment prepared by RPS GaiaTech and dated September, 2015 (the “Recognized Condition”) and to perform any additional monitoring and/or reporting required thereunder; provided, however, that in the event that, despite Seller’s commercially reasonably efforts, such closure of the Recognized Condition is not completed on or prior to Closing, Seller covenants and agrees to continue using its commercially reasonable efforts (at its sole cost) to complete the closure of the Recognized Condition from and after the Closing with completing the same and to perform any additional monitoring and/or reporting required thereunder.  This clause (n) shall survive the Closing for a period of one year.

ARTICLE XI

CASUALTIES AND TAKINGS

Section 11.1               Casualties.

(a)                               If any damage to the Real Property shall occur prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion, hurricane or other casualty, and if the cost of repairing such damage will equal or exceed Three Million Dollars ($3,000,000.00), Seller shall promptly notify Purchaser and Purchaser may then elect to (i) terminate this Agreement by giving written notice to Seller, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of the Escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations, or (ii) receive an assignment of all of Seller’s claims in connection therewith and any rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing) relating to such damage and acquire the Property with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to Closing) and the reasonable costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty.

(b)                              If the cost of repairing such damage will not exceed Three Million Dollars ($3,000,000.00), the transactions contemplated hereby shall close with appropriate adjustments to the Purchase Price equal to the deductible under the applicable insurance policy (to the extent such deductible is not applied by Seller for repairs prior to the Closing) and the costs and expenses incurred by Seller to negotiate or settle any casualty claim with an insurer and to stabilize the Property following such casualty and Purchaser shall receive an assignment of all of Seller’s rights to any insurance proceeds (excluding business interruption proceeds for the period prior to Closing).

Section 11.2               Takings.  If, prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, or if an action for such taking is initiated or threatened, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a)                               If a Material Part of the Real Property is taken, or is to be taken, Purchaser may, within five (5) days after the delivery of Seller’s notice, by written notice to Seller, elect to terminate this Agreement, whereupon Escrow Company shall immediately return the Deposit to Purchaser, the Parties shall each pay one-half of the costs of the Escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations.

(b)                              If a Material Part of the Real Property is taken, or is to be taken, but Purchaser does not elect to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, Purchaser shall have no right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligations on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller prior to the Closing and less the reasonable costs and expenses incurred by Seller in connection with obtaining payment of any award or other proceeds, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing.  If all or any part of the payment proceeds are paid to the holder of any mortgage or deed of trust or reversionary interest in the Real Property, then, at the Closing, Seller shall credit such amount against the Purchase Price.

(c)                               For the purposes hereof, a “Material Part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Real Property or materially interferes with the present use and operation of any of the buildings comprising the Real Property, or (ii) which results in the elimination of any required means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient, legal substitute ingress and/or egress being available.

ARTICLE XII

EMPLOYEES

Section 12.1               Employees.

(a)                               Unless Purchaser elects to retain Manager as the manager of the Hotel (pursuant to a separate hotel management agreement executed by Purchaser and Manager), Purchaser agrees that it shall offer to hire or cause to be offered to be hired effective at and upon the Closing, and after the Closing shall maintain or cause to be maintained the employment of, in each case upon terms and conditions of employment substantially and sufficiently similar to the terms and conditions of employment existing prior to Closing, a sufficient number of Employees so that the Seller, its Affiliates or Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable state or local law (collectively, the “WARN Act”).  Except to the extent Purchaser elects to retain Manager as the manager of the Hotel pursuant to a separate hotel management agreement executed by Purchaser and Manager, Seller shall cause its Manager to cooperate reasonably with Purchaser or its designated Hotel manager to facilitate Purchaser’s compliance with this Section 12.1.  If Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel, elects not to hire a particular Employee at Closing, or, if following the Closing, Purchaser or such designee or management company desires to terminate the employment of any Employee hired by Purchaser or its designee or management company, Purchaser shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the WARN Act.  It is agreed that the number of Employees hired, the selection of which Employees are hired, and the initial terms and conditions of employment for each Employee hired by Purchaser, or its designee or management company engaged by Purchaser to employ Hotel Employees, shall be solely determined by Purchaser or such designee or management company, provided such terms and conditions of employment satisfy the provisions of this Section 12.1(a); provided, however, to the extent that Purchaser has received a credit at Closing therefor, Purchaser agrees to, and shall cause its designee or management company to, honor and recognize the seniority and vacation vesting rights of any Employee that was an Employee of Manager as of the day immediately prior to the Closing that is rehired by Purchaser or its designee or management company at the Closing.

(b)                              The Parties hereto agree that Purchaser will not be subject to any of the debts, obligations and/or Liabilities of Seller, its Affiliates or Manager which may exist with respect to the employment or termination of any Employees that arise prior to the Closing, or which are attributable to the termination of such Employees by Seller, its Affiliates or Manager at or prior to Closing, except to the extent that such debts, obligations and/or Liabilities are expressly covered by a credit against the Purchase Price specifically provided in this Agreement.  Except as required by applicable Legal Requirements, Seller covenants and agrees not to permit any labor organization to become the exclusive representative of any group of Employees for purposes of collective bargaining. The Parties hereto agree that Seller, its Affiliates and Manager shall not be subject to any of the debts, obligations and/or Liabilities of Purchaser, or Purchaser’s designee or management company, which are attributable to any actions or omissions of Purchaser or such designee or management company, or any agents or representatives thereof, in the process of the hiring any of the Employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Employees are offered employment by Purchaser or such designee or management company, or are hired (or subsequently terminated) by Purchaser or such designee or management company, or which may otherwise exist regarding the employment of employees at the Hotel by Purchaser or such designee or management company from and after the Closing (“Purchaser’s Employee Obligations”).

(c)                               Purchaser shall save, protect, defend, indemnify and hold Seller, Manager and each of their Affiliates harmless from and against any Liabilities (including, but not limited to, payments made to Manager as the employer of the Employees) which may be incurred or suffered by any of them (i) under the WARN Act arising out of, or relating to, any actions taken by Purchaser prior to, on or after the Closing Date; (ii) in connection with any of Purchaser’s Employee Obligations; (iii) by reason of Purchaser’s failure to comply with any of the provisions of this Article XII; (iv) in connection with any compensation, employment taxes or Accrued Vacation Pay that, pursuant to Section 7.1(g) or Section 7.1(h), have become the obligation of Purchaser to pay; (v) in connection with any Liability arising out of Purchaser’s or its designee’s or management company’s employment policies, practices or procedures which occur on or after the Closing Date; or (vi) in connection with Purchaser’s violation or noncompliance with any applicable federal or state employment law on or after the Closing Date, including, without limitation, COBRA, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), ERISA, the Family and Medical Leave Act of 1993 (FMLA), the Fair Labor Standards Act (FLSA) and the Occupational Safety and Health Act (OSHA).

(d)                             Seller agrees to indemnify, defend and hold Purchaser and Purchaser’s Indemnitees harmless from and against any and all damages which any of them may sustain by reason of, or arising out of, or resulting from Seller’s failure to discharge any of the obligations and liabilities of Seller arising prior to Closing with respect to Employees employed by Seller or Manager or any Employee Benefit Plans maintained by Seller or Manager.

(e)                               Without limiting the generality of any other provision of this Agreement, nothing in this Agreement shall create any third-party beneficiary rights for the benefit of any union or any Employees of Seller or Purchaser or Manager.

(f)                                The terms, conditions and indemnity obligations set forth in this Section 12.1 shall survive the Closing.

ARTICLE XIII

NOTICES

Section 13.1               Notices.  Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, transmitted by electronic mail transmission, or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party as designated below:

If intended for Seller, to:

HEI Equinox LLC

c/o HEI Hospitality, LLC

101 Merritt 7 Corporate Park, 1st Floor

Norwalk, Connecticut 06851

Attention:  Clark Hanrattie / E-mail:  chanrattie@heihotels.com with a copy to:

Goodwin Procter LLP

Three Embarcadero Center, 24th Floor

San Francisco, California 94111

Attention:  Benjamin C. Tschann, Esq. / E-mail:  btschann@goodwinprocter.com

If intended for Purchaser, to:

CWI Manchester Hotel, LLC

c/o Watermark Capital Partners, LLC

272 East Deerpath Road, Suite 320

Lake Forest, Illinois 60045

Attention: Michael G. Medzigian / E-mail: medzigian@watermarkcap.com with a copy to:

Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Rick S. Kirkbride, Esq. / E-mail: rickkirkbride@paulhastings.com

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof.  Notice personally delivered shall be deemed received when delivered.  Notice mailed by overnight express courier shall be deemed received by the addressee on the next Business Day after mailing thereof.  Notice transmitted by e-mail shall be deemed received by the addressee upon sender’s receipt of confirmation thereof if sent during normal business hours, and if not, then the next Business Day, provided that such notice is also concurrently sent by one of the other means set forth in this Section 13.1.  Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

ARTICLE XIV

ADDITIONAL COVENANTS

Section 14.1               Additional Covenants.  In addition, the parties agree as follows:

(a)                               Liquor License.  Seller shall and/or shall cause Licensee to use diligent, good faith efforts to effect the transfer of any existing Liquor License held by Seller, Licensee or their applicable Affiliates to Manager or such other designee as requested by Purchaser (in its sole and absolute discretion) as of the Closing Date or to permit Manager (or such other designee as requested by Purchaser) to obtain a new Liquor License for the Hotel.  Purchaser agrees to pay all fees, charges and related costs in connection with the transfer of the existing Liquor License or obtaining a new Liquor License.  Promptly following the full execution and delivery of this Agreement, Manager shall, or if requested by Purchaser, such Purchaser designee shall, complete, execute and file with the applicable liquor licensing authority all necessary applications for transfer of the Liquor License, obtaining a new Liquor License or to permit Manager to continue the sale and service of alcoholic beverages pursuant to the Liquor License.

(b)                              Brokerage.  Purchaser and Seller warrant and represent to each other that they have not had any dealings with any broker, agent or finder relating to the sale of the Property or the transactions contemplated hereby other than Jones Lang LaSalle (the “Broker”).  Purchaser and Seller each agree to indemnify and hold the other Party and its Indemnitees harmless against and from any and all Liabilities incurred arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent or finder acting on such Party’s behalf, other than the Broker, which Seller is compensating under a separate agreement in connection with the sale of the Property.  The provisions of this Section 14.1(b) shall survive Closing or any termination of this Agreement.

(c)                               Guest Baggage.  All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller or Manager shall be inventoried, sealed and tagged jointly by Seller and Purchaser on the Closing Date.  Purchaser hereby agrees to save, protect, defend, indemnify and hold Seller and its Indemnitees harmless against any Liabilities in connection with such baggage arising out of the acts or omissions of Purchaser or its Affiliates (or any of their employees or agents) after the Closing Date.

(d)                             Safe Deposits.  Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser.  Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser.  Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to save, protect, defend, indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property.

(e)                               Tax Appeal Proceedings.  Seller shall be entitled to receive and retain the proceeds from any previously filed tax appeals or protests applicable to any tax fiscal years prior to the tax fiscal year in which the Closing Date occurs.  In the event an application to reduce real estate taxes is filed by Purchaser for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a re-proration of real estate taxes upon receipt of and based upon the reduction proceedings, after payment of reasonable attorneys’ fees and other costs associated with such process.  Notwithstanding the foregoing, in no event shall Seller negotiate or agree to any tax settlement, assessment or other adjustment that would have an adverse effect on taxes for 2015 or any subsequent year.  After Closing, Purchaser, at Purchaser’s option, be entitled to take over and continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs (and Seller shall reasonably cooperate in connection therewith), and the net proceeds from any such proceedings, after payment of reasonable attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date, which obligation shall survive the Closing; provided, however, that any such appeal or protest applicable to fiscal year 2015 may only be filed by Purchaser.

(f)                                Books and Records.  The transaction contemplated hereby includes the Books and Records of Seller pertaining to the business of the Hotel prior to the Closing Date.  Purchaser covenants and agrees that such Books and Records pertaining to the period of Seller’s ownership of the Property will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.1(f).  Books and Records not pertaining to the business of the Hotel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all such Books and Records for at least seven (7) years after the Closing Date, and not to destroy or dispose of the same, for at least seven (7) years after the Closing Date, at Purchaser’s sole cost and expense.  Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times during normal business hours and following reasonable notice

(g)                              Permits.  Seller shall use commercially reasonable efforts to preserve in force all existing Permits, to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date, and to transfer all such Permits to Purchaser in connection with the Closing.

(h)                              Survival.  Subject to the terms of Section 5.3, the representations, warranties, obligations, covenants, agreements, undertakings and indemnifications of Seller and Purchaser contained in this Agreement and in any closing documents delivered in connection with this Agreement, which are intended and anticipated to survive Closing, shall survive the Closing.

ARTICLE XV

DEFAULTS AND REMEDIES; EFFECT OF TERMINATION

Section 15.1               Purchaser Default/Seller’s Remedies.  IF PURCHASER FAILS IN ANY MATERIAL RESPECT TO PERFORM ITS OBLIGATIONS UNDER THIS

AGREEMENT, SUCH FAILURE REMAINS UNCURED AFTER DELIVERY OF WRITTEN NOTICE BY SELLER AND THE EXPIRATION OF A FIVE (5) DAY CURE PERIOD (PROVIDED THAT NO CURE PERIOD SHALL APPLY TO PURCHASER’S PAYMENT OF THE PURCHASE PRICE AND/OR DELIVERY OF THE DOCUMENTS REFERENCED IN SECTION 6.4 ON OR BEFORE THE CLOSING DATE) AND SELLER DOES NOT WAIVE SUCH FAILURE OF PERFORMANCE IN WRITING, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT UNDER THIS AGREEMENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR COSTS, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) PURSUANT TO SECTION 15.3 BELOW IN ADDITION TO THE DEPOSIT IN THE EVENT OF A DISPUTE REGARDING THE DISPOSITION OF THE DEPOSIT, NOR SHALL THIS PROVISION BE DEEMED TO WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT.  SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND ASCERTAIN AND THE AMOUNT OF THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO SECTION 15.3, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH AMOUNTS IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.  THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

Seller’s Initials:	Purchaser’s Initials:

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Section 15.2               Seller Default/Purchaser’s Remedies.

If Seller fails in any material respect to perform its obligations under this Agreement, and Seller does not cure such failure within five (5) days after its receipt of written notice of such failure from Purchaser (a “Seller Default”) (provided that such five (5) day cure period shall not apply to a default by Seller to deposit the Deed and other closing documents to be held in escrow with the Escrow Company on the Closing Date) then Purchaser may elect as its sole and exclusive remedy (at law or in equity):

(a)                               to terminate this Agreement and recover damages in an amount equal to the total of all of Purchaser’s out-of-pocket costs of the transaction actually incurred in connection with this Agreement and Purchaser’s Due Diligence, such amounts not to exceed Two Hundred Thousand Dollars ($200,000) (“Seller’s Liability Amount”); provided, however, that this provision shall not limit Purchaser’s rights to receive reimbursement for any additional costs, expenses and/or fees (including, without limitation, reasonable attorney’s fees and costs) pursuant to Section 15.3 below in addition to the Seller’s Liability Amount in the event of a dispute regarding the disposition of the Seller’s Liability Amount to the extent Purchaser prevails in such dispute;

(b)                              to waive the Seller Default and proceed to Closing; or

(c)                               to seek specific performance of Seller’s obligation to sell the Property to Purchaser pursuant to the terms of this Agreement; provided, however, if Purchaser elects to pursue any action for specific performance and such remedy is not available or enforceable by Purchaser for any reason other than as a result of Purchaser’s and/or its Affiliates’ willful acts, then Purchaser shall still have the right to terminate this Agreement and pursue all rights and remedies afforded Purchaser under Section 15.2(a) above, provided that in no event shall Seller be liable for any consequential damage.

If Purchaser initially fails to elect, by written notice to Seller, any of the foregoing remedies within thirty (30) days after Purchaser’s delivery of the default notice contemplated by this Section 15.2, Purchaser shall conclusively be deemed to have elected the remedy set forth in Section 15.2(a).

Section 15.3               Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce or interpret their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs and fees of experts, in addition to any other relief awarded by the court.

Section 15.4               No Reservation of Property.  The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller.

ARTICLE XVI

IRS FORM 1099-S DESIGNATION

Section 16.1               Designee.  In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit K at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee.  The Designee shall provide all parties to this transaction with copies of the IRS Form 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

Section 17.1               Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)                               Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b)                              All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c)                               The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)                             Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)                               The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f)                                The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g)                              The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.

Section 17.2               Severability.  If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

Section 17.3               Publicity.  All press releases and all other publicity concerning the transactions contemplated by this Agreement shall be jointly drafted and prepared by Seller and Purchaser, and Seller and Purchaser agree not to deliver or publish any press releases or other publicity regarding the sale of the Property pursuant to this Agreement except as expressly set forth in this Section 17.3.  Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser will issue a press release after the Closing, the form and content of which shall be subject to the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, Seller acknowledges and agrees that Purchaser’s press release shall be substantially similar to the form of those certain press releases previously issued by Purchaser or its Affiliates in connection with Purchaser’s or Purchaser’s Affiliates’ recent hotel acquisitions and Purchaser may disclose (i) the Purchase Price, (ii) the sum of capital expenditures, transaction costs, working capital and pre-paid operating costs, and (iii) the sum of (i) and (ii).  Notwithstanding anything to the contrary contained herein, each party’s obligations under this Section 17.3 shall survive the Closing or any earlier termination of this Agreement.

Section 17.4               Assignment.  Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion.  Any attempted Transfer without Seller’s consent shall be null and void. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership and financial condition of the prospective transferee and the financial details of the proposed Transfer.  Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than five (5) Business Days prior to the Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to this Agreement), which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate is duties under this Agreement to an entity that is wholly owned or controlled, directly or indirectly, by Purchaser, W.P. Carey, Inc., Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated, Watermark Capital Partners, LLC, or any entity managed or advised by Purchaser, W.P. Carey, Inc., Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated or Watermark Capital Partners, LLC for the purposes of closing on the transaction provided (i) only one such assignment shall be made; (ii) such assignment shall not delay the Closing; (iii) such assignment shall not require Seller to obtain any additional or revised third party consents, certificates or approvals; provided, however, Purchaser shall remain liable for Purchaser’s obligations hereunder until the Closing has occurred notwithstanding such assignment.  In the event Purchaser so assigns and delegates its rights and duties under this Agreement, it shall deliver to Seller at or prior to Closing an instrument of assignment and assumption evidencing such assignment and delegation.  No Transfer, whether with or without Seller’s consent: (i) shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement; or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer.  Purchaser shall pay any and all additional costs and expenses (including, without limitation, reasonable attorneys’ fees, charges, and disbursements other than non-material legal expenses related to the preparation of the closing documents) incurred by Seller that would not otherwise have been incurred by Seller had Purchaser not caused a Transfer.

Section 17.5               Business Days.  Time is of the essence in the performance of the respective obligations of Seller and Purchaser.  If any deadline provided in this Agreement falls on a day other than a Business Day, such deadline shall be extended until the first Business Day thereafter.

Section 17.6               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by facsimile, .pdf format or other form of electronic communication and such form of execution shall be deemed to be an original signature for execution purposes.

Section 17.7               Recitals, Exhibits and Schedules.  The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 17.8               Entirety.  This Agreement (including all exhibits) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings or other agreements, whether written or oral, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.

Section 17.9               Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement (other than amendments, supplements and other modifications to the representations and warranties and schedules made by Seller that are expressly permitted or contemplated by this Agreement), or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.

Section 17.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Vermont.

Section 17.11       Jurisdiction.  Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the District of Vermont, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

Section 17.12       Jury Trial Waiver.    TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

Section 17.13       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns.

Section 17.14       No Agreement Until Execution.  This Agreement and the terms hereof shall not be deemed to be effective or binding until each of the parties hereto have mutually executed and delivered the Agreement.  Any submission or other exchange of drafts or iterations of this Agreement is not, and shall not constitute, a binding offer or other binding agreement.

Section 17.15       Recording.  No notice or memorandum of this Agreement shall be recorded in any public record.  A violation of this prohibition shall constitute a material breach of this Agreement.

Section 17.16       Exclusivity.  For so long as this Agreement is in effect, neither Seller nor Seller’s Affiliates will directly or indirectly make, accept or negotiate any offers for the financing or sale of the Property or any interest therein or the management thereof other than the transaction contemplated herein with Purchaser.

ARTICLE XVIII

GENERAL ESCROW PROVISIONS

Section 18.1               General Escrow Provisions.  The obligations and rights of the Escrow Company under this Agreement shall be subject to the following terms and conditions:

(a)                               The duties and obligations of Escrow Company shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Company.  Further, Escrow Company shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Company is provided with a copy of such document and consents thereto in writing.

(b)                              Escrow Company shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Company in good faith, or for any mistake of fact or law, or for anything which Escrow Company may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Company’s actual and intentional misconduct or gross negligence.

(c)                               Escrow Company shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Company by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Company.  Escrow Company may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

(d)                             If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Company shall pay the same to Purchaser, including all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Company until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Company of its intention to so disburse, and disbursement made by Escrow Company after the passage of such three (3) Business Day period shall relieve Escrow Company from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser.  If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Company shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.

(e)                               In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Company shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Company or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Company has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association, and in so doing Escrow Company shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.

(f)                                Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Company against any and all Liabilities incurred by Escrow Company (except to the extent the Escrow Company willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Company in any way on account of its role as Escrow Company.

(g)                              Escrow Company in its sole discretion shall have the right to resign as Escrow Company under this Agreement, provided that it shall provide both Purchaser and Seller with at least fifteen (15) days written notice of such resignation pursuant to the notice provisions of this Agreement.  Upon any such resignation, Escrow Company shall transfer the Deposit and any other amounts held by Escrow Company including any interest earned thereon to a successor Escrow Company jointly approved by Purchaser and Seller, whereupon the original Escrow Company shall have no further obligation or liability whatsoever as Escrow Company under this Agreement.

(h)                              Escrow Company may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Company of an interpleader action in such court.  The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Company for such interpleader action shall be paid by the losing party in such interpleader action.

(i)                                  The rights and immunities of Escrow Company hereunder shall apply equally to its partners, counsel, associates, employees, affiliates and agents.

(j)                                  All of Escrow Company’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit and any other amounts held by Escrow Company as set forth above.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement for Sale and Purchase of Hotel to be executed, all as of the day and year first above written.

SELLER:

HEI EQUINOX LLC,
a Delaware limited liability company

By:	/s/ Clark W. Hanrattie
Name: Clark W. Hanrattie
Title: Vice President

PURCHASER:

CWI MANCHESTER HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Michael G. Medzigian
Chief Executive Officer and President

Signature Page to P&S

AGREEMENT OF ESCROW COMPANY

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Deposit in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article VI, Article XVIII and Section 3.2.

In witness whereof, the undersigned has executed this Agreement as of November        , 2015.

FIRST NATIONWIDE TITLE AGENCY, LLC

By:
Name:
Title:

Signature Page to P&S

JOINDER

By the signature below of its authorized signatories, HEI HOSPITALITY FUND, L.P. (“HEI Fund”), hereby joins in the execution of the foregoing Agreement for Sale and Purchase of Hotel (this “Agreement”) to guaranty, as a primary guarantor and not as a surety or guaranty of collection only, all obligations of its affiliate, HEI Equinox LLC, a Delaware limited liability company (“Seller”) under Section 5.4(b) of this Agreement and HEI Fund agrees to be jointly and severally liable with Seller for such obligations.  The obligations of HEI Fund pursuant to this joinder are of a continuing nature and shall survive the Closing (subject to the terms and conditions of this Agreement, including, without limitation, the limitations of Section 5.3 of this Agreement as applicable to Seller’s obligations under Section 5.4(b)) and shall not be deemed merged into the deed or any other conveyance document delivered at the Closing.  The obligations of the undersigned are not limited by (i) any amendment or modification to this Agreement, whether or not the undersigned has joined in any such amendment or modification, (ii) any bankruptcy or insolvency or similar proceeding after insolvency of Seller or (iii) any other surety defense, other than to the extent such defense is available to Seller in accordance with the Agreement.

HEI HOSPITALITY FUND, L.P.,
a Delaware limited partnership

By:	HEI Hospitality Fund GP, LLC, a Delaware
limited liability company, its general partner

	By:	HEI Hospitality , LLC, a Delaware
limited liability company, its
managing member

By:
Name:
Title:

Signature Page to Joinder

EXHIBIT A

EXCLUDED ASSETS

Artwork	Portrait of a woman with black hair parted in the middle, seated with outfit that has lace cuffs and wearing a cameo at her neck by Francesco Galesi
Artwork	Painting of a ewe with two lambs and two dogs on a hunting blanket by Francesco Galesi
Artwork	Portrait on a man, seated by Francesco Galesi
Artwork	Sculpture of Ducks in Flight by D. Scott from John Zoltak
Licenses	Network Management monitoring
Licenses	Symantec Anti Virus
Systems/Tools	Citrix - Connectivity platform to HEI Corporate
Systems/Tools	M3 (Timesaver) - Time keeping system and Timeclocks
Systems/Tools	PM Works - Preventative Maintenance software (but not related reports)
Merritt Corporate Agreement	Avendra - Procurement Services Agreement
Merritt Corporate Agreement	Rubicon software/service and agreement for Future Demand Reports & Market Vision Rate shopping software (but not historical reports)
Merritt Corporate Agreement	TravelClick - Hotelligence & Sabre Spotlight Reports
Merritt Corporate Agreement	Gallagher Consulting - Healthcare benefit consulting
Merritt Corporate Agreement	Smith Travel Agreement
Merritt Corporate Agreement	Steritech – Maintenance and Monitoring Programs
Merritt Corporate Agreement	Tharaldson – Agreement with Energy Consultants

A-1

Merritt Corporate Agreement	Universal Vending - Vending Machines Service Agreement*
Merritt Corporate Agreement	ABS Network backup service
Merritt Corporate Agreement	Trustkeeper - PCI
Merritt Corporate Agreement	IGX Global/Solutionary - Firewall Management
Merritt Corporate Agreement	Koseya - Patch Management/AV/Monitoring
Merritt Corporate Agreement	Symantec Message Labs
Merritt Corporate Agreement	Symantec Web Filtering
Merritt Corporate Agreement	Microsoft Dynamics SL
Merritt Corporate Agreement	Medius - Electronic scanning (A/P, A/R)
Merritt Corporate Agreement	Birchstreet - Online ordering
Merritt Corporate Agreement	ADP Vantage - Payroll, Benefits, Hiring/HCM
Merritt Corporate Agreement	PSAV - AV Equipment and Services

A-2

EXHIBIT B

LAND

Being a portion of those lands and premises conveyed to HEI Equinox LLC, a Delaware limited liability company formerly known as OLY Equinox Holdings, LLC by Warranty Deed of Equinox Resort Associates, LP dated June 15, 2000 and recorded on June 22, 2000 in Book 188, Page 116 of the Manchester Land Records and more particularly described as follows:

TRACT I, PARCEL ONE: EQUINOX HOTEL

Being those lands and premises shown as Tract I, Parcel One: Equinox Hotel on a survey recorded at Map Book          ,  Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , and more particularly depicted thereon as follows:

Commencing at a ½” iron pipe marking the northeasterly corner of the parcel herein conveyed and the southeast corner of lands now or formerly of Oomph, LLC which point is on the westerly side of Main Street (Route 7A); thence S 04˚ 04’ 01” W along the westerly portion of Main Street (Route 7A) a distance of 197.86 feet to a ¾” iron pipe; thence N 85˚ 42’ 56” a distance of 63.2 feet to a point; thence S 04˚ 04’ 04” W 33.2 feet to an iron pipe found; thence S 85˚ 56’ 56” E 63.2 feet to an iron pipe found in the West side of the right of way of Main Street (Route 7A); thence continuing S 04˚ 04’ 01” W a distance of 332.4 feet to a point which marks the southeasterly corner of the herein described premises and the centerline of a thirty foot right-of-way to the Equinox Lodge Condominiums; thence N 85˚ 58’ 09” W a distance of 258 feet along the centerline of said right-of-way to a point; thence N 19˚ 01’ 09” W a distance of 41.74 feet to a 1” iron pipe; thence running along the northerly boundary of “Tract IV: Equinox Lodge Condominiums” as shown on said survey, N 85˚ 58’ 09” W a distance of 185 feet to a 1” iron pipe; thence turning and running along the westerly line of said Equinox Lodge Condominiums, S 13˚ 28’ 32” W a distance of 266.92 feet to a 1” iron pipe; thence N 85˚ 39’ 33” W along the northerly line of lands now or formerly of G. Gail a distance of 123.84 feet to a 6”x6” marble monument found 30” above grade, which marks the northwesterly corner of lands now or formerly of G. Gail; thence N 84˚ 23’ W along the northerly boundary of “Tract I, Parcel Four: Lodge Condominium Dedicated Open Space” as shown on said survey, and the southerly boundary of the herein described parcel, a distance of 337 feet to an iron pipe; thence N 84˚ 23’ W along the southerly boundary of the herein described parcel and the northerly boundary of “Tract I, Parcel Three: Orvis Inn Dedicated Open Space”  as shown on said survey, a distance of 385 feet to a point which marks the southwesterly corner of the herein described parcel and a southeasterly corner of lands now or formerly of the Village of Manchester; thence turning and running N 05˚ 34’ E a distance of 376.85 feet to a point in the southerly right-of-way of Union Street Extension, so called, which point marks a westerly corner of the within described parcel; thence turning and running along the southerly right-of-way of Union Street Extension S 82˚ 43’ E a distance of 561.25 feet to a 1” iron pipe; thence N 09˚ 03’ 59” E a distance of 49.65 feet to a 1” iron pipe; thence continuing N 09˚ 03’ 59” E along an easterly line of lands now or formerly of Burr & Burton Seminary a distance of 332.5 feet to a steel fence post; thence running S 86˚ 30’ 35” E along the southerly boundary of lands of said R&S Mills, a distance of 89 feet to a 5/8”

iron rebar; thence S 86˚ 24’ 37” E along an easterly line of lands now or formerly of Attardo a distance of 164.45 feet to a ½” iron rebar, which marks a southwesterly corner of lands now or formerly of W&F Kimball; thence along the southerly line of said Kimball S 86˚ 24’ 37” E a distance of 154 feet to a 5”x5” marble monument found 3” above grade, which marks the southeasterly corner of said Kimball; thence turning and running along the easterly line of lands now or formerly of Kimball N 03˚ 35’ 46” E a distance of 131.6 feet to a 5”x5” marble monument found 4” above grade; thence turning and running S 86˚ 08’ 19” E a distance of 67.47 feet to a point; thence along the westerly line of lands now or formerly of Parsons, M.H. & Sons Lumber Co., currently occupied by the Village Post Office, S 13˚ 08’ 57” W a distance of 131.77 feet to a 4”x4” marble monument; thence S 87˚ 46’ 28” E a distance of 110.89 feet along the south line of lands of said Parsons, M.H. & Sons Lumber Co to a 5/8” iron pipe; thence N 04˚ 14’ 06” E a distance of 27.8 feet along the east line of lands of said Parsons, M.H. & Sons Lumber Co to a ½” iron pipe; thence S 87˚ 45’ 59” E a distance of 181.16 feet to the point and place of beginning (POB).

TRACT I, PARCEL TWO: EQUINOX GOLF COURSE

Being those lands and premises shown as Tract I, Parcel Two: Equinox Golf Course on a survey recorded at Map Book           Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

Golf Course Lands North of Union Street

Commencing at an iron pipe, set in the northerly boundary of Union Street, which marks the southwesterly corner of the herein described parcel and the southeasterly corner of the “Retail and Office Building Complex” of “Tract I, Parcel Six: Retail Parcels” as shown on said survey; thence N 00˚ 37’ 13” E a distance of 245.7 feet to a 6”x6” marble monument, 8” above grade; thence N 01˚ 19’ 44” W a distance of 42.26 feet to a ½” iron pipe; thence turning and running S 87˚ 46’ 12” E along the southerly line of “Tract III: 1811 House” as shown on said survey, a distance of 124.13 feet to a marble monument; thence N 01˚ 20’ 20” E a distance of 5 feet to a capped iron rod; thence continuing S 88˚ 39’ 40” E along the southerly line of “Tract III: 1811 House” a distance of 119.77 feet to a capped iron rod which marks the southeasterly corner of said “Tract III: 1811 House”; thence turning and running N 03˚ 36’ 59” E along the easterly line of “Tract III: 1811 House” a distance of 55.29 feet to an iron pipe; thence turning and running S 81˚ 57’ 16” E a distance of 117.71 feet to a marble monument; thence N 28˚ 59’ 38” E a distance of 351.76 feet to an iron pipe; thence S 88˚ 52’ 48” E a distance of 11.5 feet to an iron pipe; thence N 13˚ 45’ 22” E a distance of 338.75 feet to a point; thence S 88˚ 37’ 28” E a distance of 25 feet to an iron pipe; thence N 25˚ 02’ 02” E a distance of 443.96 feet to a marble monument; thence N 25˚ 02’ 02” E a distance of 99 feet to a marble monument; thence N 36˚ 44’ 32” E a distance of 166.85 feet to a marble monument; thence N 43˚ 16’ 42” E a distance of 208.04 feet to an iron pipe; thence N 60˚ 32’ 32” E a distance of 252.42 feet to a marble monument; thence N 60˚ 48’ 02” E a distance of 221.22 feet to an iron pipe; thence S 88˚ 49’ 18” E a distance of 537.67 feet to a marble monument; thence S 89˚ 13’ 58” E a distance of 307.3 feet to an iron pipe; thence turning and running S 48˚ 51’ 32” W a distance of 301.8 feet to an iron rod; thence S 15˚ 27’ 22” W a distance of 300 feet to an iron pipe; thence turning and running S 72˚ 32’ 38” E a distance of 590 feet to an iron rod; thence S 42˚ 09’ 18” E a distance of 452.66 feet to an iron pipe; thence S 28˚ 09’ 08” E a distance of 204.45 feet to an iron pipe; thence turning and running S 74˚ 24’ 37” W a distance of 378.12 feet to an iron pipe; thence turning and running S 25˚ 59’ 58” E a distance of 387.03 feet to an iron rod; thence S 05˚ 53’ 38” E a distance of 363.55 feet to a point on the northerly right-of-way of Union Street, said point being N 05° 53’ 38” W a distance of 14.53 feet from an iron pipe found in the right-of-way of Union Street; thence from said point westerly along the northerly line of Union Street a distance of 1561 feet, more or less, to a point, said point being N 01° 00’ 18” E a distance of 8.71 feet from a found iron pipe in the right-of-way of Union Street, said point also marks the southeasterly corner of lands now or formerly of Equinox-on-the-Battenkill, Inc.; thence along the easterly line of Equinox-on-the-Battenkill, Inc. N 01˚ 00’ 18” E a distance of 351.11 feet to an iron pipe which marks the northeasterly corner of Equinox-on-the-Battenkill, Inc.; thence N 89˚ 01’ 32” W a distance of 300 feet along the northerly line of Equinox-on-the-Battenkill, Inc. to an iron pipe; thence S 00˚ 58’ 28” W a distance of 100 feet to an iron pipe; thence N 89˚ 01’ 32” W a distance of 187.72 feet along the northerly line of Equinox-on-the-Battenkill, Inc. to a point; thence S 00˚ 58’ 28” W a distance of 251.63 feet to a point on the northerly right-of-way of Union Street, said point being N 00° 58’ 28” E a distance of 8.22 feet from an iron pipe found in the right-of-way of Union Street; said point also marks the southwesterly corner of Equinox-on-the-Battenkill, Inc.; thence westerly along the northerly line of Union Street a distance of 834 feet, more or less, to the point and place of beginning (POB).

Golf Course Lands South of Union Street

Commencing at a point on the southerly line of Union Street which marks the northwesterly corner of the herein described parcel and the northeasterly corner of the “Equinox Junior Retail Parcels” of “Tract I, Parcel Six: Retail Parcels” as shown on said survey; thence easterly along the southerly line of Union Street a distance of 3459 feet, more or less, to a point, said point marks the northeasterly corner of the herein described parcel, also being S 11° 23’29” W a distance of 7.88 feet from an iron pipe found in the right-of-way of Union Street; thence S 11˚ 23’ 29” W a distance of 289.93 feet to an iron pipe; thence S 11˚ 23’ 29” W a distance of 260.02 feet to a marble monument; thence S 80˚ 23’ 41” E a distance of 394.97 feet to an iron rod; thence S 71˚ 49’ 49” W a distance of 167.35 feet to a marble monument; thence S 14˚ 21’ 49” W a distance of 319.11 feet to a marble monument; thence S 14˚ 40’ 49” W a distance of 442 feet to a marble monument which marks the southeasterly corner of the herein described parcel; thence turning and running N 89˚ 29’ 41” W along the southerly line of the herein described parcel and along the lands of Ekwanok Country Club, a distance of 1082.24 feet to an iron pipe; thence N 03˚ 19’ 13” E a distance of 996.8 feet to an iron pipe; thence N 88˚ 57’ 11” W along the southerly line of the herein described parcel and along the lands of Ekwanok Country Club, a distance of 1299.99 feet to a marble monument; thence N 88˚ 43’ 31” W a distance of 494.31 feet to a marble monument; thence N 88˚ 36’ 21” W a distance of 532.97 feet to a ½” iron pipe which marks the southwesterly corner of the herein described parcel; thence turning and running N 00˚ 08’ 59” E along the westerly line of the herein described parcel a distance of 90.76 feet to a ½” iron pipe; thence continuing N 00˚ 08’ 59” E a distance of 114.3 feet to an iron bolt; thence N 89˚ 38’ 53” W a distance of 26.21 feet to a point; thence N 00˚ 47’ 37” E a distance of 170.5 feet to the point and place of beginning (POB).

TRACT I, PARCEL THREE: ORVIS INN DEDICATED OPEN SPACE

Being those lands and premises shown as Tract I, Parcel Three: Orvis Inn Dedicated Open Space on a survey recorded at Map Book           Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

Commencing at an iron pipe which marks the northeasterly corner of the herein described parcel and the northwesterly corner of “Tract I, Parcel Four: Lodge Condominium Dedicated Open Space” as shown on said survey; thence running S 07° 40’ W along the easterly line of the herein described parcel and the westerly line of “Tract I, Parcel Four: Lodge Condominium Dedicated Open Space” as shown on said survey, a distance of 242.22 feet to an iron pipe which marks the southeasterly corner of the herein described parcel and the southwesterly corner of “Tract I, Parcel Four: Lodge Condominium Dedicated Open Space”; thence turning and running N 82˚ 28’ W along the southerly line of the herein described parcel a distance of 211.5 feet to a 3”x6” marble monument; thence continuing along the southerly line of the herein described parcel N 82˚ 28’ W a distance of 475 feet to an iron rebar; thence continuing along the southerly line of the herein described parcel N 82˚ 35’ W a distance of 106 feet to an iron rebar which marks the southwesterly corner of the herein described parcel; thence turning and running along the westerly line of the herein described parcel N 30˚ 53’ E a distance of 115.5 feet to an iron pipe; thence continuing along the westerly line of the herein described parcel N 27˚ 08’ E a distance of 127 feet to an iron pipe which marks the northwesterly corner of the herein described parcel; thence turning and running along the northerly line of the herein described parcel S 84˚ 23’ E a distance of 320 feet to a point which marks the southwesterly corner of “Tract I, Parcel One: Equinox Hotel” as shown on said survey; thence continuing S 84˚ 23’ E along the southerly side of “Tract I, Parcel One: Equinox Hotel” and the northerly line of the parcel herein described, a distance of 385 feet to the point and place of beginning (POB).

TRACT I, PARCEL FOUR: LODGE CONDOMINIUM DEDICATED OPEN SPACE

Being those lands and premises shown as Tract I, Parcel Four: Lodge Condominium Dedicated Open Space on a survey recorded at Map Book           Slide          of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                   2015, and more particularly depicted therein as follows:

Commencing at a 6”x6” marble monument, found 30” above grade, which marks the northwesterly corner of lands now or formerly of G. Gail and the northeasterly corner of the herein described parcel; thence running S 07˚ 40’ W a distance of 243.3 feet to a 6”x6” marble monument which marks the southeasterly corner of the herein described parcel; thence turning and running N 84˚ 08’ W along the southerly line of the herein described parcel, a distance of 337 feet to an iron pipe which marks the southwesterly corner of the herein described parcel; thence turning and running N 07˚ 40’ E along the westerly line of the herein described parcel and the easterly line of “Tract I, Parcel Three: Orvis Inn Dedicated Open Space”, a distance of 242.22 feet to an iron pipe which marks the northwesterly corner of the herein described parcel and the northeasterly corner of “Tract I, Parcel Three: Orvis Inn Dedicated Open Space”; thence turning and running S 84˚ 23’ E along the southerly side of “Tract I, Parcel One: Equinox Hotel” and the northerly line of the herein described parcel, a distance of 337 feet to the point and place of beginning (POB).

PARCEL FIVE - EQUINOX MOUNTAIN AND EQUINOX POND LANDS

Being all and the same lands shown on a survey map recorded at Map Slide 2-147A of the Manchester Land Records entitled “Lands of Equinox Resort Associates. L.P. Mountain Land” prepared by W. Byrd LaPrade dated December 6, 1999 and revised January 6, 2000, June 1, 2000, and June a, 2000, and being those lands and premises shown as Parcel Five: Equinox Mountain and Equinox Pond Lands on a survey recorded at Map Book           Slide          of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                   2015, and more particularly depicted thereon and more particularly described as follows:

Commencing at an iron pipe found, which pipe is North 60° East 4. 95 feet from a 24.2” DBH sugar maple- nail set 1.7’ above the ground, the base stump of which is painted red and flagged and also South 40° W 2.45 feet from a 20.2’’ DBH sugar maple- nail set 2.4’ above the ground and painted red and flagged, said pipe marks a corner of lands now or formerly of Southern Vermont Artists, Inc. and a northeasterly corner of the lands herein described; thence following a coordination line on the westerly boundary of lands now or formerly of Southern Vermont Artists, Inc., which coordination line has the bearing S 13° 32’ 50” W a distance of 1559.2 feet to an iron pipe found, said distance including a portion of 194 feet, more or less, which follows along a fence; thence continuing south a distance of 581 feet, more or less, which follows said fence to an iron pipe found, and has a coordination line of S 13° 54’ W and a distance of 570.9 feet; thence N 79° 56’ 30’’ W for a distance of 72.8 feet to an iron pipe found; thence heading south, following the line of said fence for a distance of 1484 feet, more or less, to an iron pipe found, said line running along the westerly boundary of lands now or formerly of Swanson and having a coordination line with the bearing of S 10° 41’ 30’’ W and a distance of 1469 feet to an iron pipe found; thence along the easterly boundary of Glebe land from the Protestant Episcopal Society and the westerly boundary of lands now or formerly of Charles and Sarah D. Campbell, lands now or formerly of Frank Thompson, Sr., Lorraine F. Thompson, and Edward Thompson, and lands now or formerly of Frank L. Thompson, Jr., lands now or formerly of Frank Thompson. Sr., Lorraine F. Thompson, and Edward Thompson S 15° 23’ 20” W for a distance of 1207.1 feet to an iron pipe found; thence running S 74° 03’ 10” E for a distance of 1178.6 feet along lands now or formerly of Frank Thompson, Sr., Lorraine F. Thompson, Frank Thompson, Jr., and Edward L, Thompson, and lands now or formerly of Edward L. Thompson, to an iron pipe found in a stonewall; thence proceeding N 14° 36’ 40” E a distance of 804.1 feet along the lands now or formerly of said Edward L. Thompson, Frank L. Thompson, Jr. and Lester H.

Thompson to an iron pipe found; thence running S 74 ° 57’ 40” E a distance of 1004.7 feet along lands now or formerly of Charles and Sarah D. Campbell, to an iron pipe found; thence continuing along lands now or formerly of said Campbell. N 10° 04’ 30” E a distance of 429.3 feet to a point at the end of a stone wall; thence along lands now or formerly of Fee and Swanson and following a stone wall along a bearing of S 75° 05’ 30” E a distance of 898.7 feet to an iron pipe found; thence along lands now or formerly of the Trustees of Burr & Burton Seminary, S 11° 33’ W, a distance of 1240 feet to an iron pipe found at the beginning of a stone wall; thence running along said stone wall and along lands now or formerly of the Town of Manchester, N 75° 46’ 45” W, a distance of 416.5 feet to an iron pipe found at the end of a stone wall; thence heading N 74° 47’ W a distance of 175.9 feet along lands of the Town of Manchester to a marble monument found; thence following a wire fence along the bearing of N 14° 26’ 35” W for a distance of 296.6 feet along lands of the Town of Manchester Water Company to a found marble monument; thence turning and running along a wire fence and along the northerly boundary of lands now or formerly of the Town of Manchester Water Co., S 67° 20’ 10’’ W a distance of 275.8 feet to a found marble monument; thence continuing along said fence and the westerly boundary of lands of the Town of Manchester Water Co. on a bearing of S 04 ° 03’ 30” W for a distance of 260.4 feet to a found marble monument; thence continuing on a bearing S 05° 47’ 20” W a distance of 54.9 feet to a point in a stone wall; thence continuing S 12° 54’ 40’’ W a distance of 214.4 feet along said stone wall to an iron pipe found; thence S 12º  44’ 40” W a distance of 49.2 feet to a found marble monument at the southwesterly boundary of West Union Street; thence along a wire fence and lands now or formerly of Scudder, N 84° 57’ 10” W a distance of 400.9 feet to a found marble monument at the beginning of a stone wall; thence along lands now or formerly of Scudder and Garay the following two courses and distances: S 20° 05’ 10’’ W a distance of 297 feet along a stone wall to a point in said stone wall; S 12° 20’ 10’’ W for a distance of 417.4 feet along lands now or formerly of Garay and said stone wall to a found marble monument; thence S 76° 51’ E a distance of 434.4 feet along lands now or formerly of Garay and the northern edge of Boynton Lane, so-called, to a found marble monument; thence S 11° 23’ 40” W a distance of 72.8 feet along lands now or formerly of Cutler to a found marble monument; thence S 73 ° 04’ E for a distance of 475.7 feet along a stone wall and along the lands now or formerly of Cutler to a found marble monument; thence along lands now or formerly of Peter and Christine K. Keelan, S 68° 22’’ 40” E a distance of 164.9 feet to a found marble monument; thence S 56° 04’ W a distance of 19.9 feet along the Prospect Street right of way to a point; thence along the southerly line of said Boynton Lane and along lands now or formerly of Lombard, N 68° 22’ 40” W for a distance of 152.3 feet to a found marble monument; thence along lands now or formerly of George Roberts Clay, N 73° 03’ 40’’ W a distance of 474 feet to an iron pipe found; thence continuing along lands now or formerly of said Clay, N 83° W  a distance of 75.9 feet to a rock chiseled with a red ‘‘X’’; thence continuing N 74° 26’ 30” W 359.4 feet along lands now or formerly of Jahnsen to an iron rebar found; thence along a stone wall and along a westerly line of lands of Jahnsen, S 20° 15’ 10’’ W a distance of 362.4 feet to an iron rebar found; thence along lands now or formerly of Swinerton, S 20° 07’ W a distance of 418 feet along a stone wall to an iron pipe found at the end of said stone wall; thence along the northerly edge of Equinox Pond Road, so- called, and along lands now; or formerly of Swinerton, Clift and Shaw, S 71° 18’ 45” E for a distance of 1006 feet, more or less, to the westerly edge of Prospect Street, so called; thence along the Prospect Street right of way S 17 ° 4 4’ 25” W a distance of 33. 0 feet to an iron pipe found; thence along lands now or formerly of Nichols, Maurer and West, N 72° 15’ 35’’ W a distance of 1000 feet, more or less, along a stone wall in part to a point in said stone wall; thence continuing along lands now or formerly of Frederick and Constance West, the following six courses and distances:

N 77° 46’ 10’’ W for a distance of 158.5 feet along a stone wall to a maple tree;

S 41° 06’ 10’’ W a distance of 145.3 feet along a stone wall to an iron pipe found;

S 17° 13’ W a distance of 223.8 feet along a stone wall to a found marble monument;

S 19° 10’ 30’’ W a distance of 33.8 feet along said stone wall to an iron pipe found;

S 18° 07’ 10’’ W for a distance of 205.7 feet along a stone wall in part to an iron pipe found;

S 19° 20’ 20’’ W a distance of 196.5 feet to an iron pipe found;

thence following a wire fence along the westerly boundary of lands now or formerly of said Wests, Brian and Jean Knight, and Kurt M. and Peggy M. Anderson, Trustees, S 17° 48’ 30’’ W for a distance of 383.4 feet to an iron pipe found in a stone wall, said pipe marking a southeasterly corner of the parcel herein described; thence along lands now or formerly of Hageman and Flood the following four courses and distances:

N 74° 41’ 50’’ W a distance of 399.3 feet along a stone wall to a point:

S 79° 23’ 50’’ W a distance of 139.5 feet along said stone wall to a point at the end of said stone wall;

N 85° 59’ W a distance of 254.5 feet to a point;

N 64 35’ 20” W a distance of 24.9 feet to a point; thence along a coordination line N 40° 30’ 50’’ W for a distance of 200.9 feet to an iron pipe found, said line pertaining to the property line which runs along the south side of the travel way, as shown on said survey; thence along lands now or formerly of the New England Forestry Foundation and lands now or formerly of Hodges, N 09° 26” 20’ W a distance of 244 feet to a found marble monument; thence along lands now or formerly of Hodges the following three courses and distances:

N 04°45’ 20’’ W a distance of 104.5 feet to a point;

N 18° 18’40” E a distance of 99.4 feet to a point;

N 26° 32’ 25’’ E a distance of 410.2 feet to a point at the end of a stone wall; thence along lands now or formerly of Hodges, Trustees of the Burr & Burton Seminary. New England Forestry Foundation and Armon, the following three courses and distances:

N 74° 12’ 30’’ W a distance of 2013 feet, more or less, along a stone wall in part to a point:

N 13° 35’ 30” E a distance of 24.4 feet, more or less, to a point;

N 76° 09’ 30” W a distance of 2871 feet, more or less, to a point; thence along lands now or formerly of Hodges the following ten courses and distances:

N 13° 50’ 30” E a distance of 330 feet, more or less, to a point;

N 76° 09’ 30” W a distance of 825 feet, more or less, to a point;

N 14 ° 05’ 30” E a distance of 907.5 feet, more or less, to a point;

N 14° 08’ 30” E a distance of 165 feet, more or less, to a point;

N 06° 38’ 30” E a distance of 247.5 feet, more or less, to a point;

N 00° 38’ 30” E a distance of 247.5 feet, more or less, to a point;

N 09° 37’ 20” W a distance of 231 feet, more or less~ to a point;

N 14 ° 37’ 20” W a distance of 247.5 feet, more or less, to a point;

N 4 4 ° 07’ 20” W a distance of 165 feet, more or less, to a point;

N 75° 03’ 10” W a distance of 360 feet to an iron pipe found; thence along lands now or formerly of the Carthusian Foundation of America, Inc. the following four courses and distances:

N 14 ° 56’ 50” E a distance of 198 feet, more or less, to a point;

N 53° 03’ 20’ E a distance of 4999.5 feet to an iron pipe found;

N 52° 43’ 40’’ W a distance of 715.7 feet to an iron pipe found;

N 46° 28’ 40” E a distance of 689.4 feet to an iron pipe found, said iron pipe marking a northwesterly corner of the parcel herein described; thence along a southerly boundary of lands now or formerly of Southern Vermont Artists. Inc. and a northerly line of the herein described parcel, S 74°49’ 30” E a distance of 3219.9 feet to an iron pipe found, said iron pipe marking the point and place of beginning.

TOGETHER WITH a seventy-five-foot right of way and a fifty-foot right of way across lands of the Town of Manchester from West Union Street to the above-described parcel of land as reserved by Francesco Galesi in a deed to the Town of Manchester dated October 19, 1984 and recorded In Book 99, Page 498, of the Manchester Land Records in accordance with the terms and provisions thereof.

TRACT I, PARCEL SIX: RETAIL PARCELS

Being those lands and premises shown as Tract I, Parcel Six: Retail Parcels on a survey recorded at Map Book           Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

Equinox Junior Retail Parcel

Commencing at an unmarked point on the southerly side of Union Street which marks the northeasterly corner of lands now or formerly of C.F. Orvis Co., Inc.; thence running S 00˚ 04’ 00” W a distance of 95.4 feet to a point which marks the southeasterly corner of said Orvis; thence N 87˚ 59’ 40” W a distance of 43.25 feet to a point which marks the southwesterly corner of said Orvis; thence N 00˚ 05’ 40” E a distance of 93.47 feet to a 1” iron pipe which marks the northwesterly corner of said Orvis; thence S 89˚ 26’ 48” W along the southerly line of Union Street a distance of 114.96 feet to a 1” iron pipe which marks the northwesterly corner of the herein described parcel and the northeasterly corner of lands now or formerly of Labrador, LLC; thence running along the westerly line of the herein described parcel and the easterly line of said Labrador, LLC S 01˚ 20’ 52” W a distance of 165.85 feet to a 1” iron pipe which marks the southwesterly corner of the herein described parcel; thence running S 89˚ 02’ 58” E along the southerly line of the herein described parcel a distance of 144.2 feet to a ½” iron rebar; thence S 89˚ 38’ 53” E along the northerly line of “Tract II, Parcel Two: Dormy/Corbally House” as shown on said survey, a distance of 57.32 feet to a point which marks the southeasterly corner of the herein described parcel; thence turning and running N 00˚ 47’ 37” E along the easterly line of the herein described parcel a distance of 170.5 feet to a point on the southerly line of Union Street, which marks the northeasterly corner of the herein described parcel; thence S 89˚ 26’ 48” W along the southerly side of Union Street a distance of 41.82 feet to the point and place of beginning (POB).

Retail and Office Building Complex

Commencing at an unmarked point on the northerly side of Union Street, near the southeast corner of the Courthouse, and which marks the southwesterly corner of the herein described parcel; thence along the easterly line of lands now or formerly of The County of Bennington and lands now or formerly of the

Village of Manchester, N 03˚ 01’ 04” E a distance of 72.98 feet to a 6”x6” marble monument, 11” above grade, which marks the northwesterly corner of the herein described parcel; thence along the southerly line of lands now or formerly of the First Congregational Church of Manchester, N 89˚ 58’ 45” E a distance of 97.48 feet to a point; thence along the easterly line of said First Congregational Church N 01˚ 54’ 34” W a distance of 174.43 feet to a ¾” iron pipe; thence N 85˚ 23’ 19” W a distance of 75.19 feet to a 6”x6” marble monument, found 8” above grade, which marks the northeasterly corner of the herein described parcel; thence along the easterly line of the herein described parcel and a westerly line of “Golf Course Lands North of Union Street” of “Tract I, Parcel Two: Equinox Golf Course” as shown on said survey, S 00˚ 37’1 3” W a distance of 245.7 feet to an iron pipe on the northerly side of Union Street which marks the southeasterly corner of the herein described parcel; thence N 88˚ 27’ 54” W along the northerly side of Union Street a distance of 168 feet to the point and place of beginning (POB).

Tract II

Being the lands and premises conveyed to OLY Equinox Holdings, LLC a Delaware limited liability company by Warranty Deed of ERA Holdings, Inc. dated June 15, 2000 and recorded on June 22, 2000 in Book 188, Page 115 of the Manchester Land Records and more particularly described as follows;

TRACT II, PARCEL ONE: BURR AND BURTON HOUSE

Being those lands and premises shown as Tract II, Parcel One: Burr And Burton House on a survey recorded at Map Book          , Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

Commencing at a 1” iron pipe on the southerly side of Williams Street which marks the northwesterly corner of the herein described parcel; thence S 86˚ 30’ 01” E along the southerly side of Williams Street a distance of 152.11 feet to a 1” iron pipe which marks the northeasterly corner of the herein described parcel and the northwesterly corner of lands now or formerly of Burr & Burton Academy; thence S 02˚ 38’ 13” W a distance of 163.23 feet to a ¾” iron pipe which marks the southeasterly corner of the herein described parcel; thence turning and running N 87˚ 28’ 01” W a distance of 114.86 feet to a 1” iron pipe which marks the southwesterly corner of the herein described parcel; thence turning and running N 18˚ 50’ 27” W a distance of 100.72 feet to a 1” iron pipe; thence N 02˚ 20’ 58” E a distance of 72 feet to the point and place of beginning (POB).

TRACT II, PARCEL TWO: DORMY/CORBALLY HOUSE

Being those lands and premises shown as Tract II, Parcel Two: Dormy/Corbally House on a survey recorded at Map Book           Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows: Commencing at a ½” iron rebar which marks the northwesterly corner of the herein described parcel; thence running S 00˚ 55’ 21” E along the westerly line of the herein described parcel a distance of 70.83 feet to a 1” iron pipe; thence S 02˚ 58’ 07” E a distance of 44.14 feet to a point which marks the southwesterly corner of the herein described parcel; thence running N 89˚ 56’ 24” E a distance of 79.8 feet to a ½” iron pipe which marks the southeasterly corner of the herein described parcel; thence N 00˚ 08’ 59” E along a westerly line of “Golf Course Lands South of Union Street” of “Tract I, Parcel Two: Equinox Golf Course” as shown on said survey,  a distance of 114.3 feet to an iron bolt which marks the northeasterly corner of the herein described parcel; thence turning and running N 89˚ 38’ 53” W 26.21 feet to a point; thence N 89˚ 38’ 53” W a distance of  57.32 feet to the point and place of beginning (POB).

TRACT III:

Being the lands and premises conveyed to HEI Equinox, LLC by Corrective Trustee’s Warranty Deed of Bruce N. Duff and Margaret B. Duff, in their capacities as Trustees of the Margaret B. Duff Trust udt January 5, 1990, of the Bruce N. Duff Trust udt January 5, 1990 and of the Duff Family Trust udt December 24, 1989, and Bruce N. Duff and Margaret B. Duff individually dated June 25, 2008 and recorded in Book 282, Page 777 of the Manchester Land Records and more particularly described as follows

TRACT III: 1811 HOUSE

Being those lands and premises shown as Tract III: 1811 House on a survey recorded at Map Book          , Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  ,  2015, and more particularly depicted therein as follows:

Commencing at a capped iron rod which marks the northwesterly corner of lands now or formerly of the First Congregational Church of Manchester and the southwesterly corner of the herein described parcel; thence N 04˚ 21’ 37” E a distance of 36.5 feet to a capped iron rod; thence N 87˚ 11’ 23” W a distance of 39.5 feet to a point in the easterly side of a marble walkway; thence N 03˚ 15’ 45” E a distance of 79.93 feet to a point; thence N 06˚ 24’ 44” E a distance of 88.36 feet to a point; thence N 35˚ 47’ 38” E a distance of 122.42 feet to a capped iron rod; thence turning and running S 56˚ 25’ 13” E a distance of 125.59 feet to a marble monument; thence turning and running N 36˚ 41’ 24” E a distance of 58.68 feet to a capped iron rod; thence turning and running S 56˚ 29’ 34” E a distance of 89.03 feet to a marble monument; thence S 87˚ 36’ 00” E a distance of 256.52 feet to a capped iron rod which marks the northeasterly corner of the herein described parcel; thence turning and running S 03˚ 25’ 25” W a distance of 128.03 feet to a capped iron rod; thence N 88˚ 39’ 21” W a distance of 17.8 feet to a capped iron rod; thence S 03˚ 36’ 59” W a distance of 59.2 feet to an iron pipe; thence continuing S 03˚ 36’ 59” W a distance of 55.29 feet to a capped iron rod; thence turning and running N 88˚ 39’ 40” W a distance of 119.77 feet to a capped iron rod; thence S 01˚ 20’ 20” W a distance of 5 feet to a marble monument; thence running N 87˚ 46’ 12” W a distance of 124.13 feet to a ½” iron pipe; thence S 01˚ 19’ 44” E a distance of 42.26 feet to a 6”x6” marble monument, 8” above grade; thence N 85˚ 23’ 19” W a distance of 75.19 feet to a ¾” iron pipe; thence N 00˚ 44’ 58” W a distance of 45.06 feet to a ¾” iron pipe; thence turning and running N 88˚ 13’ 05” W a distance of 58.64 feet to a point; thence N 87˚ 11’ 23” W a distance of 30.4 feet to a point; thence N 87˚ 11 ‘23” W a distance of 79.57 feet to the point and place of beginning (POB).

TRACT IV: EQUINOX LODGE CONDOMINIUMS)

Parcel One

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Brokdik, LLC dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 149, Page 636 of the Manchester Land Records and more particularly described as follows; Being all and the same lands and premises conveyed to Brokdik, LLC by Warranty Deed of Howard A. Wechsler, Arthur B. Silverman, Irwin Singer, Herbert G. August, Jr. and Walter A. Hersom dated January 4, 2001 and recorded January 8, 2001 in Book 193, Page 143 of the Manchester Land Records.

Being the same premises conveyed to Herbert G. August, Jr., Walter A. Hersom, Arthur B. Silverman, Irwin Singer and Howard A. Wechsler by Apartment Deed of Elmer R. Craw dated January 20, 1989 and recorded February 8, 1989 in Book 125 at Page 119 of the Town of Manchester land Records.

Being Apartment Unit Number 8 in Building A in the Equinox Lodge Condominium together with the ten percent (10%) undivided interest of the Grantor in and to the Common Area appurtenant to said

Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Two

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of David M. Buicko dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 163, Page 668 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to David M. Buicko by Apartment Unit Deed of Francesco Galesi dated August 22, 1985 and recorded August 23, 1985 in Book 102, Page 321 of the Manchester Land Records and therein described as follows:

Being Apartment Unit Number 2 in Building 1, Section B, the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area and facilities appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Three

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Lois Wechsler, Norman Ellenbogen, Arthur Silverman, Hebert August, Sidney-Balick and Selena Balick dated August 22, 2008 and recorded August 27, 2008 in Book 283, Instrument 171, Page 685 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to Walter Hersom, Howard Wechsler, Norman Ellenbogen, Arthur Silverman and Herbert August by Warranty Deed of Leonard J. Petruzzi and Rosemary S. Petruzzi dated August 30, 1995 and recorded September 1, 1995 in Book 158, Page 170 of the Manchester Land Records.

The undivided 1/5 interest of Walter Hersom was conveyed to Nancy S. Hersom, Trustee of the Walter Hersom Revocable Trust dated March 1, 2000, by a Decree of Partial Distribution in the Estate of Walter A. Hersom dated May 12, 2005 and recorded June 3, 2005 in Book 254 at Instrument 116, Page 0593 of the Manchester Land Records and subsequently conveyed to Sidney and Selena Balick by Deed dated May 14, 2005 and recorded June 3, 2005 in Book 254, Page 118 of the Manchester Land Records and re-recorded on August 27, 2008 at Book 283, Page 673 as Instrument 165 of the Manchester Land Records.

The undivided 1/5 interest of Howard Wechsler was conveyed to Lois Wechsler by Deed recorded at Book 222, Page 122 of the Manchester Land Records.

Being Apartment Unit Number 7 in Building 1, Section A, the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area and facilities appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Four

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Sylvia Freedman dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 160, Page 662 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to Jacob Freedman, since deceased, and Sylvia Freedman by Apartment Unit Deed of Richard C. Anderson and Ingrid S. Anderson, recorded October 21,1991 in Book 138, Page 226 of the Manchester Land Records.

Being Apartment Unit Number 1 in Building 1, Section B in the Equinox Lodge Condominium together with the ten percent (10%) undivided interest of the Grantor in and to the Common Area appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Five

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Gilland Family Limited Partnership August 22, 2008 and recorded August 27, 2008 in Book 283, Instrument 154, Page 648 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to Gilland Family Limited Partnership by Quitclaim Deed of Loretta K. Gilland dated March 13, 2000 and recorded March 17, 2000 in Book 186, Page 186 of the Manchester Land Records and therein described as follows:

Being all and the same lands and premises conveyed to Loretta K. Gilland by Apartment Unit Deed of Francesco Galesi which deed is dated September 19, 1985 and recorded September 19, 1985 in Book 103 at Page 130 in the Land Records of the Town of Manchester and therein more particularly described as follows:

The Apartment Unit, being Number 5 in Building 1, Section Ain the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Six

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Gregory G. Harris and Marianne Harris dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 181, Page 708 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to Gregory G. Harris and Marianne Harris by Apartment Unit Deed of Mark Driscoll and Susan Driscoll dated August 26, 2004 and recorded August 30, 2004 in Book 245, Page 103 of the Manchester Land Records.

Being Apartment Unit Number 3 in Building 1, Section A, the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area and facilities appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Seven

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Christopher E. Rutken and Sharryl A. Rutken dated August 26, 2008 and recorded August 27, 2008 in Book 283,Page 654 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises conveyed to Christopher E. Rutken and Sharryl A. Rutken by the following deeds:

Executor’s Deed of Donald R. Mering and Alice C. Panitz, Co-Executors of the Estate of Sanford I Panitz dated September 22, 2004 and recorded September 27, 2004 in Book 246, Page 72 of the Manchester Land Records; and

Warranty Deed of Alice Panitz dated September 22, 2004 and recorded September 27, 2004 in Book 246,Page 73 of the Manchester Land Records; and more particularly described as follows:

Being Apartment Unit Number 2 in Building 1, Section A, the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area and facilities appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Eight

Being all and the same lands and premises conveyed to HEI Equinox, LLC by the following deeds:

Warranty Deed of James S. Tagliaferri and Richard Schapiro dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 177, Page 700 of the Manchester Land Records; and

Executor’s Deed of Richard Schapiro, Executor of the Estate of Harry Schapiro dated August 25, 2008 and recorded August 27, 2008 in Book 283, Instrument 175, Page 694 of the Manchester Land Records.

Said lands and premises are more particularly described as follows:

Being all and the same lands and premises conveyed to James S. Tagliaferri, Harry Schapiro and Richard Schapiro by Apartment Unit Deed of Francesco Galesi dated December 20, 1985 and recorded December 23, 1985 in Book 105, Page 39 of the Manchester Land Records.

The Apartment Unit, being Number 4 in Building 1, Section Ain the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

Parcel Nine

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Nelson Zackin dated August 26, 2008 and recorded August 27, 2008 in Book 283, Instrument 151, Page 642 of the Manchester Land Records and more particularly described as follows

Being all and the same lands and premises conveyed to Neslon Zackin by Apartment Unit Deed of Francesco Galesi dated September 20, 1985 and recorded September 26, 1985 in Book 103, Page 180 of the Manchester Land Records.

Being Apartment Unit Number 6 in Building 1, Section A, the Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area and facilities appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

The Equinox Lodge Condominium (the “Project”) is a condominium project organized pursuant to the Condominium Ownership Act of Vermont (Vermont Statutes Annotated, as amended, Chapter 15, title 27, ss 1302 to 1329) (the “Act”); and

The Declaration and Exhibits establishing the Project were recorded in the Manchester Land Records in Book 101 at Page 483 (the “Declaration”) on July 30, 1985; and

The First Amendment to Declaration of The Equinox Lodge Condominium was recorded in the Manchester Land Records in Book 103 at Page 127 (the “Amendment”) on September 19,1985;and

The description of the land on which the Project is located is recorded as Exhibit “A” to the Declaration and “Exhibit A Addition” in the Amendment, and the address of the Property is the Equinox Lodge Condominium, Manchester, Vermont; and

The use for which the apartment unit is intended is residential condominium and the restrictions on its use are more fully set forth in the declaration; and

The lot plan was recorded in the Manchester Land Records Map Book 7 on July 30,1985; and the floor plan was recorded in the Manchester Land Records in Map Book 7, on July 30, 1985.

Together with the rights, members, hereditaments and appurtenances to the Apartment Unit belonging or in any way incident or appertaining thereto.

Parcel Ten

Being all and the same lands and premises conveyed to HEI Equinox, LLC by Warranty Deed of Andrew M. Maggard, Jr. dated December 23, 2008 and recorded January 12, 2009 in Book 285, Instrument 98, Page 424 of the Manchester Land Records and more particularly described as follows:

Being all and the same lands and premises as conveyed to Andrew M. Maggard, Jr. by Warranty Deed of Sydell Dormer dated August 30, 1989 and recorded August 30, 1989 in Book 129 at Page 104 of the Manchester Land Records.

Being all and the same lands and premises as conveyed to George T. Dormer and Sydell Dormer by Warranty Deed of Francesco Galesi dated October 17, 1985 and recorded November 15, 1985 at Book 104, Page 167 of the Manchester Land Records

Being Apartment Unit being Number 1, in Building 1, Section A in The Equinox Lodge Condominium, together with a ten percent (10%) undivided interest in and to the Common Area appurtenant to said Apartment Unit, and as set forth in Exhibit “G” to the Declaration.

AS TO ALL UNITS

The Equinox Lodge Condominium (the “Project”) is a condominium project organized pursuant to the Condominium Ownership Act of Vermont (Vermont Statutes Annotated, as amended, Chapter 15, title 27, ss 1302 to 1329) (the “Act”); and

The Declaration and Exhibits establishing the Project were recorded in the Manchester Land Records in Book 101 at Page 483 (the “Declaration”) on July 30, 1985; and

The First Amendment to Declaration of The Equinox Lodge Condominium was recorded in the Manchester Land Records in Book 103 at Page 127 (the “Amendment”) on September 19,1985;and

The description of the land on which the Project is located is recorded as Exhibit “A” to the Declaration and “Exhibit A Addition” in the Amendment, and the address of the Property is the Equinox Lodge Condominium, Manchester, Vermont; and

The use for which the apartment unit is intended is residential condominium and the restrictions on its use are more fully set forth in the declaration; and

The lot plan was recorded in the Manchester Land Records Map Book 7 on July 30,1985; and

The floor plan was recorded in the Manchester Land Records in Map Book 7, on July 30, 1985.

Together with the rights, members, hereditaments and appurtenances to the Apartment Unit belonging or in any way incident or appertaining thereto.

The perimeter description of the Project is being those lands and premises shown as Tract IV: Equinox

Lodge Condominiums on a survey recorded at Map Book           Slide          of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

Commencing at a point which is on the westerly side of Main Street (Route 7A) and on the centerline of a thirty foot right-of-way to the Equinox Lodge Condominiums, and which marks the southeasterly corner of “Tract I, Parcel One: Equinox Hotel” as shown on said survey; thence running N 85˚ 58’ 09” W a distance of 258 feet to along the centerline of said right-of-way to a point; thence N 19˚ 01’ 09” W a distance of 41.74 feet to a 1” iron pipe; thence running along the northerly boundary of “Tract IV: Equinox Lodge Condominiums” as shown on said survey, N 85˚ 58’ 09” W a distance of 185 feet to a 1” iron pipe; thence turning and running along the westerly line of said Equinox Lodge Condominiums, S 13˚ 28’ 32” W a distance of 266.92 feet to a 1” iron pipe , which marks the southwesterly corner of the herein described parcel; thence S 85˚ 34’ 05” E a distance of 254.2 feet to a 6”x6” marble monument, found 46” above grade; thence turning and running N 02˚ 51’ 51” E a distance of 51 feet to a point which marks the northwesterly corner of lands now or formerly of Taylor; thence continuing N 02˚ 51’ 51” E, along the westerly line of lands now or formerly of McCrossin, a distance of 74.2 feet to a point; thence N 04˚ 01’ 51” E a distance of 86.5 feet to a point which marks the northwesterly corner of lands now or formerly of McCrossin; thence turning and running S 85˚ 58’ 09” E a distance of 251.5 feet to a ½” iron pipe which marks the northeasterly corner of lands now or formerly of said McCrossin; thence turning and running N 04˚ 01’ 51” E along the westerly side of Main Street (Route 7A) a distance of 15 feet to the point and place of beginning (POB).

Tract V:

Being the same lands and premises conveyed to OLY Equinox Holdings, LLC by Warranty Deed of Frederic F. Taylor, dated and recorded March 17, 2003, in Book 222, Page 90 of the Manchester Vermont Land Records and more particularly described as follows:

TRACT V: FORMER JOHNNY APPLESEED BOOKSTORE

Being those lands and premises shown as Tract V: Former “Johnny Appleseed Book Store” on a survey recorded at Map Book          , Slide           of the Manchester Land Records entitled “ALTA/ACSM LAND TITLE SURVEY, Lands of HEI EQUINOX, LLC, Manchester, VT 05254” prepared by BLAZE DESIGN INC, dated 8 October 2015, last revised                  , 2015, and more particularly depicted therein as follows:

A certain piece of land situated in Manchester, in the County of Bennington and State of Vermont, described as follows, viz:

Beginning at a ¾” iron pipe on the west side of Route 7A which point marks the northeast corner of the herein described parcel and S 04˚04’01” West 197.86 feet from a 1/2” iron pipe marking the northeast corner of “Tract I, Parcel One: Equinox Hotel” as shown on said survey; Thence running the following 3 courses and distances along lands of the said HEI Equinox LLC:

N 85˚ 42’ 56” W 63.2 feet to a point;

S 04˚ 04’ 04” W 33.2 feet to an iron pipe found;

S 85˚ 56’ 56” E 63.2 feet to an iron pipe found in the West side of the right of way of Main Street (Route 7A);

Thence N 04˚04’ 01” E 63.2 feet along the northerly side of Main Street a distance of 32.94 feet to the point and place of beginning (POB); containing 0.05 acres be the same more or less.

EXHIBIT C

PENDING OR THREATENED LITIGATION

C-1

EXHIBIT D

SCHEDULE OF LEASES AND RELATED MATTERS

D-1

EXHIBIT E

ONGOING TAX APPEALS

None.

E-1

EXHIBIT F

HOTEL CONTRACTS AND RELATED MATTERS

SERVICE AGREEMENTS

CONTRACTS

F-1

EXHIBIT G

FORM OF DEED

LIMITED WARRANTY DEED

G-1

EXHIBIT H

FORM OF BILL OF SALE

H-1

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

I-1

EXHIBIT J

FORM OF CERTIFICATION OF NON FOREIGN STATUS

J-1

EXHIBIT K

FORM OF 1099 DESIGNATION

K-1

EXHIBIT L

ALLOCATION OF TRANSACTION COSTS AND EXPENSES

L-1

EXHIBIT M

PRO FORMA

M-1

EXHIBIT N

DOCUMENTS AND FINANCIAL INFORMATION REQUIRED BY MCGLADREY

N-1

EXHIBIT O

FORM OF AUDIT REPRESENTATION LETTER

O-1

EXHIBIT P

DILIGENCE MATERIAL

P-1

EXHIBIT Q

VIOLATIONS OF LEGAL REQUIREMENTS

Q-1

EXHIBIT R

MATERIAL PERMITS

R-1

EXHIBIT S

ONGOING CAPITAL IMPROVEMENTS

S-1

EXHIBIT T

EMPLOYEE CENSUS

T-1

EXHIBIT U

FORM OF ESTOPPEL

U-1

EXHIBIT V-1

COMP CERTIFICATES

EXHIBIT V-2

GOLF CERTIFICATES

EXHIBIT V-3

GIFT CARDS

EXHIBIT W

MATERIAL FRANCHISE TERMS

W-1

EXHIBIT X

PURCHASE PRICE ALLOCATION

X-1